Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-140962

Alternative Loan Trust 2007-OH1

Final Term Sheet

$495,113,100 (Approximate)

CWALT, INC.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS
Mortgage Pass-Through Certificates, Series 2007-OH1
Distributions payable monthly, beginning June 25, 2007

The following classes of certificates are offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance (1)	Pass-Through Rate(2)		Initial Class Certificate Balance (1)	Pass-Through Rate(2)
Class A-1-A	$34,120,000	Floating	Class A-R	$100	Variable
Class A-1-B	$84,096,000	Floating	Class M-1	$11,171,000	Floating
Class A-1-C	$11,203,000	Floating	Class M-2	$7,363,000	Floating
Class A-1-D	$146,322,000	Floating	Class M-3	$3,301,000	Floating
Class A-2-A	$15,072,000	Floating	Class M-4	$3,555,000	Floating
Class A-2-B	$37,149,000	Floating	Class M-5	$2,539,000	Floating
Class A-2-C	$4,949,000	Floating	Class M-6	$2,031,000	Floating
Class A-2-D	$57,721,000	Floating	Class M-7	$2,031,000	Floating
Class A-3	$68,935,000	Floating	Class M-8	$1,524,000	Floating
Class X-P(3)	$507,808,816	Variable	Class M-9	$2,031,000	Floating

(1) This amount is subject to a permitted variance in the aggregate of plus or minus 10%.

(2) The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which the pass-through rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” beginning on page S-4 of this free writing prospectus.

(3) The Class X-P Certificates will consist of two interest-only components and two principal-only components. The initial notional amount of the Class X-P Certificates is set forth in the table above but is not included in the aggregate class certificate balance of all the certificates offered.

Summary

Issuing Entity

Alternative Loan Trust 2007-OH1, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

Countrywide Home Loans, Inc., GreenPoint Mortgage Funding Inc. and Quicken Loans Inc. originated approximately 50.88%, 20.69% and 16.03%, respectively, of the mortgage loans. The remainder of the mortgage loans were originated by various other originators, which, individually, originated less than 10% of the mortgage loans.

Master Servicer

Countrywide Home Loans Servicing LP

Trustee

The Bank of New York

Swap Counterparty

Barclays Bank PLC.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan conveyed to the issuing entity on the closing date, the later of May 1, 2007 and the date of origination of that mortgage loan (referred to as the “cut-off date”).

Closing Date

On or about May 30, 2007.

The Mortgage Loans

The mortgage pool will consist of 30-year and 40-year conventional, hybrid negative amortization mortgage loans secured by first liens on one-to-four family residential properties. The mortgage rate on each mortgage loan is fixed for a period of five or seven years after origination. Thereafter, the interest rate on each mortgage loan adjusts semi-annually or annually based on a specified index.

The statistical information presented in this free writing prospectus regarding the mortgage loans is as of the cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$507,808,916

Number of Mortgage Loans	1,308

Average Current Principal Balance	$388,233

Range of Current Principal Balances	$45,042 to $2,522,083

Weighted Average Mortgage Rate less any lender paid mortgage insurance	7.100%

Weighted Average Mortgage Rate	7.106%

Range of Mortgage Rates	4.750% to 9.375%

Weighted Average Minimum Mortgage Rate	2.380%

Weighted Average Maximum Mortgage Rate	12.105%

Weighted Average Original Loan-to-Value Ratio	74.36%

Percentage of Mortgage Loans with Original Loan-to-Value Ratios Greater than 80%	6.05%

Geographic Concentrations in excess of 10%:

California	53.42%

Weighted Average Original Term to Stated Maturity	362 months

Weighted Average Remaining Term to Stated Maturity	360 months

Percentage of Mortgage Loans with Prepayment Charges	53.52%

Minimum FICO Score	621

Maximum FICO Score	817

Weighted Average FICO Score of Mortgage Loans with Known FICO Score	717

Number of Mortgage Loans with Unknown FICO Score	0

Percentage of Mortgage Loans with Unknown FICO Score	0%

Weighted Average Gross Margin	2.373%

Maximum Negative Amortization:

110%	13.55%

115%	86.45%

Weighted Average Maximum Negative Amortization	114.32%

Weighted Average Initial Payment Adjustment Date	March 2012

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Class Certificate Balance/ Notional Amount (1)	Type	Rating (Moody’s) (2)	Rating (S&P) (2)
Offered Certificates
Class A-1-A	$34,120,000	Senior/Floating Pass-Through Rate/Super Senior/Sequential	Aaa	AAA
Class A-1-B	$84,096,000	Senior/Floating Pass-Through Rate/Super Senior/Sequential	Aaa	AAA
Class A-1-C	$11,203,000	Senior/Floating Pass-Through Rate/Super Senior/Sequential	Aaa	AAA
Class A-1-D	$146,322,000	Senior/Floating Pass-Through Rate/Super Senior	Aaa	AAA
Class A-2-A	$15,072,000	Senior/Floating Pass-Through Rate/Super Senior/Support/Sequential	Aaa	AAA
Class A-2-B	$37,149,000	Senior/Floating Pass-Through Rate/Super Senior/Support/Sequential	Aaa	AAA
Class A-2-C	$4,949,000	Senior/Floating Pass-Through Rate/Super Senior/Support/Sequential	Aaa	AAA
Class A-2-D	$57,721,000	Senior/Floating Pass-Through Rate/Super Senior/Support	Aaa	AAA
Class A-3	$68,935,000	Senior/Floating Pass-Through Rate/Support	Aaa	AAA
Class X-P	$507,808,816 (3)(4)	Senior/Variable Pass-Through Rate/Component	Aaa	AAA
Class A-R	$100	Senior/Variable Pass-Through Rate/Residual	Aaa	AAA
Class M-1	$11,171,000	Subordinate/Floating Pass-Through Rate	Aa1	AA+
Class M-2	$7,363,000	Subordinate/Floating Pass-Through Rate	Aa2	AA
Class M-3	$3,301,000	Subordinate/Floating Pass-Through Rate	Aa3	AA-
Class M-4	$3,555,000	Subordinate/Floating Pass-Through Rate	A1	A+
Class M-5	$2,539,000	Subordinate/Floating Pass-Through Rate	A2	A
Class M-6	$2,031,000	Subordinate/Floating Pass-Through Rate	A3	A-
Class M-7	$2,031,000	Subordinate/Floating Pass-Through Rate	Baa1	BBB+
Class M-8	$1,524,000	Subordinate/Floating Pass-Through Rate	Baa1	BBB
Class M-9	$2,031,000	Subordinate/Floating Pass-Through Rate	Baa2	BBB-

Non-Offered Certificates (5)
Class B-1	$4,316,000	Subordinate/Floating Pass-Through Rate
Class B-2	$4,825,000	Subordinate/Floating Pass-Through Rate
Class B-3	$3,554,816	Subordinate/Floating Pass-Through Rate
______________

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”). The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
Solely for purposes of determining distributions of principal and interest and the allocation of realized losses and net deferred interest on the mortgage loans, the Class X-P Certificates are comprised of four components that are not separately transferable: two interest-only components (the Class X-P IO-1 and Class X-P IO-2 Components) and two principal-only components (the Class X-P PO-1 and Class X-P PO-2 Components). The interest-only and principal-only components of the Class X-P Certificates are sometimes referred to as IO Components and PO Components, respectively.

The IO Components are notional amount, interest-only components that will not have component principal balances. Each PO Component will have a component principal balance (initially zero).

The notional amount of the Class X-P Certificates will equal the aggregate component notional amount of its IO Components. The class certificate balance of the Class X-P Certificates will equal the aggregate component principal balance of its PO Components.

IO Components. The “component notional amount” of the Class X-P IO-1 Component for the interest accrual period related to any distribution date will equal the sum of (1) the aggregate class certificate balance of the senior certificates (other than the Class X-P and Class A-R Certificates) and (2) the component principal balance of the Class X-P PO-1 Component immediately prior to such distribution date. The “component notional amount” of the Class X-P IO-2 Component for the interest accrual period related to any distribution date will equal the sum of (1) the excess, if any, of the aggregate stated principal balance of the mortgage loans as of the first day of the related due period (after giving effect to principal prepayments received in the prepayment period related to the prior distribution date) over the aggregate class certificate balance of the senior certificates (including the Class X-P Certificates) immediately prior to such distribution date and (2) the component principal balance of the Class X-P PO-2 Component immediately prior to such distribution date.

PO Components. The “component principal balance” of each PO Component will initially be zero and will increase depending on the amount of net deferred interest from the mortgage loans allocated to the IO Component with the same alpha-numeric designation, as described under “Description of the Certificates” in this free writing prospectus. The component principal balance of a PO Component will be reduced by all amounts actually distributed as principal on that component and all realized losses applied in reduction of principal on that component on all prior distribution dates and will be increased by amounts allocated as subsequent recoveries to that PO Component as described under “Description of the Certificates—Calculation of Class Certificate Balance.”

(4)
On each distribution date, the Class X-P Certificates will also be entitled to receive the prepayment charges received with respect to the mortgage loans during the related prepayment charge period and $100 payable after the end of the last prepayment charge period. The ratings assigned to the Class X-P Certificates do not address the likelihood that any prepayment charges or that $100 after the end of the last prepayment charge period will be received by the Class X-P Certificates.

(5)
The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-1, Class B-2 and Class B-3 Certificates is provided only to permit a better understanding of the offered certificates.

The certificates also will have the following characteristics:

Class	Pass-Through Rate On or Before Optional Termination Date (1)	Pass-Through Rate After Optional Termination Date (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1-A	LIBOR + 0.090%	LIBOR + 0.180%	(2)	Actual/360 (3)
Class A-1-B	LIBOR + 0.200%	LIBOR + 0.400%	(2)	Actual/360 (3)
Class A-1-C	LIBOR + 0.270%	LIBOR + 0.540%	(2)	Actual/360 (3)
Class A-1-D	LIBOR + 0.210%	LIBOR + 0.420%	(2)	Actual/360 (3)
Class A-2-A	LIBOR + 0.110%	LIBOR + 0.220%	(2)	Actual/360 (3)
Class A-2-B	LIBOR + 0.250%	LIBOR + 0.500%	(2)	Actual/360 (3)
Class A-2-C	LIBOR + 0.310%	LIBOR + 0.620%	(2)	Actual/360 (3)
Class A-2-D	LIBOR + 0.250%	LIBOR + 0.500%	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.330%	LIBOR + 0.660%	(2)	Actual/360 (3)
Class X-P	(6)(7)(8)	(6)(7)(8)	calendar month (4)	30/360 (5)
Class A-R	(9)	(9)	calendar month (4)	30/360 (5)
Class M-1	LIBOR + 0.500%	LIBOR + 0.750%	(2)	Actual/360 (3)
Class M-2	LIBOR + 0.550%	LIBOR + 0.825%	(2)	Actual/360 (3)
Class M-3	LIBOR + 0.850%	LIBOR + 1.275%	(2)	Actual/360 (3)
Class M-4	LIBOR + 1.500%	LIBOR + 2.250%	(2)	Actual/360 (3)
Class M-5	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-6	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-8	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-9	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)

Non-Offered Certificates
Class B-1	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class B-2	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class B-3	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)

______________
(1)
The pass-through rate on each class of certificates (other than the Class X-P and Class A-R Certificates) may adjust monthly based on the level of one-month LIBOR, subject to the lesser of a net rate cap and 10% per annum. LIBOR for the related interest accrual period is calculated as described under “Description of the Certificates—Determination of LIBOR.” The net rate cap is a per annum rate generally equal to the weighted average adjusted net mortgage rate of the mortgage loans less the effective rate of payments to be made to the swap counterparty (other than swap termination payments resulting from a swap counterparty trigger event).

(2)
The interest accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the accrual period.

(4)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(5)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(6)
The Class X-P Certificates will be entitled to receive on each distribution date the sum of the interest accrued on its IO Components (based upon the component notional amount of each IO Component) during the related interest accrual period at their respective pass-through rates for that distribution date, less any amounts that are used to pay carryover shortfall amounts in respect of any other classes of certificates as described herein. The PO Components of the Class X-P Certificates do not bear interest so they do not have a pass-through rate.

(7)
The pass-through rate for the Class X-P IO-1 Component for the interest accrual period for any distribution date will generally equal the excess, if any, of (1) the net rate cap (adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the senior certificates (other than the Class X-P and Class A-R Certificates) and the Class X-P PO-1 Component (weighted on the basis of their respective class certificate balances and component principal balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for the Class X-P IO-2 Component for the interest accrual period for any distribution date will generally equal the excess, if any, of (1) the net rate cap (adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates (treating the Class X-P PO-2 Component as a subordinated certificate) for that distribution date (weighted on the basis of their respective class certificate balances and component principal balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

(8)
The Class X-P Certificates also will be entitled to receive all of the prepayment charges received with respect to the mortgage loans during the related prepayment charge period and $100 payable after the end of the last prepayment charge period.

(9)
The pass-through rate for the Class A-R Certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the net rate cap (adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-1, Class A-2, Class A-3, Class X-P and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Class A-1, Class A-2, Class A-3, Class M and Class B Certificates

Class A-1 Certificates	Class A-1-A, Class A-1-B, Class A-1-C and Class A-1-D Certificates

Class A-2 Certificates	Class A-2-A, Class A-2-B, Class A-2-C and Class A-2-D Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

Offered Certificates	Senior Certificates and Class M Certificates

IO Components	Class X-P IO-1 and Class X-P IO-2 Components

PO Components	Class X-P PO-1 and Class X-P PO-2 Components

Record Date

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

Class A-R and Class X-P Certificates:

The last business day of the month preceding the month of the distribution date.

Denominations

Offered Certificates other than the Class X-P and Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class X-P Certificates:

$100,000 (Notional Amount) and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on June 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in April 2047. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table above.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates or the IO Components will be entitled to receive:

• interest accrued at the applicable pass through rate during the related interest accrual period on the class certificate balance or component notional amount, as applicable, immediately prior to that distribution date, and

• any interest remaining unpaid from prior distribution dates, less

• any net deferred interest allocated to that class or component for that distribution date, less

• any net interest shortfalls allocated to that class or component for that distribution date.

The PO Components do not bear interest.

Net Deferred Interest

For any distribution date, the amount of the net deferred interest on the mortgage loans that will be allocated to the certificates will equal the excess, if any, of:

• the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date, over

• the sum of the amount of principal prepayments received during the related prepayment period and subsequent recoveries received on the mortgage loans during the calendar month prior to that distribution date (this amount is referred to as the “net deferred interest”).

For any distribution date, the senior percentage of the amount of net deferred interest on the mortgage loans will be allocated to the senior certificates or IO Components and the subordinated percentage of that net deferred interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the net deferred interest allocated to a class of certificates or an IO Component will generally be an amount equal to the excess, if any, of:

• the amount of interest accrued on the class of certificates or the IO Component at its pass-through rate during the interest accrual period related to that distribution date, over

• the amount of interest that would have accrued if the pass-through rate for that class of certificates or IO Component was equal to the adjusted rate cap for that class or component and distribution date, in each case not to exceed the interest entitlement for that class or component for that distribution date.

The amount of net deferred interest allocated to a class of certificates or IO Component will be added to the class certificate balance of the class or, in the case of an IO Component, to the component principal balance of the PO Component with the same alpha-numeric designation.

Allocation of Interest Shortfalls

For any distribution date, the interest entitlement for each interest-bearing class of certificates or IO Component will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:

• prepayments on the mortgage loans and

• reductions in the interest rate on the mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls for the mortgage loans on any distribution date will be allocated pro rata among all classes of interest-bearing certificates (or IO Components thereof), based on their respective entitlements, in each case before taking into account any reduction in the entitlements from net interest shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution of the interest entitlement on the interest-bearing certificates and IO Components in the order described below under “—Priority of Distributions Among Certificates”, interest will be distributed on each class of certificates and IO Components of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and IO Components will be entitled to receive on the next distribution date. Any unpaid interest amount carried forward will not bear interest.

Carryover Shortfall Amount

If the pass through rate on a class of LIBOR Certificates for the interest accrual period related to a distribution date is limited by the net rate cap, any resulting interest shortfall (referred to as a “carryover shortfall amount”) may be paid (at a rate up to a maximum of 10%) on that distribution date or (except in the case of the Class B Certificates) on future distribution dates from amounts otherwise distributable as interest on one of the IO Components as described below under
“—Priority of Distributions.”

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Generally, the principal collections from the mortgage loans are allocated to the senior certificates as set forth below, and any remainder is allocated to the subordinated certificates:

•
in the case of scheduled principal collections, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all of the certificates, and

•
in the case of net principal prepayments, the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the tenth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing,

•	no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied, and

•
if the subordination percentage meets a certain threshold and certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied (referred to as the “two-times test”), the senior prepayment percentage will step down prior to the tenth anniversary of the first distribution date, and will be a smaller percentage than would be the case if the two times test were not met.

Principal will be distributed on each class of certificates or PO Component entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The IO Components are not entitled to receive any principal distributions.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest),

•	subsequent recoveries with respect to the mortgage loans,

•
partial or full prepayments of the mortgage loans collected during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest, and

•	any substitution adjustment amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer,

•	the trustee fee due to the trustee,

•	lender paid mortgage insurance premiums, if any,

•	all prepayment charges (which are distributable only to the Class X-P Certificates),

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement, and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by a per annum rate (referred to as the master servicing fee rate) which equals 0.375% per annum. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described in this free writing prospectus.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Payments:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•	to the swap account, any net swap payment or swap termination payable to the swap counterparty (other than a swap termination payment resulting from a swap counterparty trigger event),

•
to interest on the interest-bearing classes of senior certificates and IO Components, pro rata, based on their respective interest entitlements; provided, that amounts distributable to the IO Components (after allocation of net deferred interest) will first be deposited into the carryover shortfall reserve fund,

•	to principal of the classes of the senior certificates and the PO Components then entitled to receive distributions of principal, in the order and subject to the priorities set forth below,

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth below,

•	to the swap account, any swap termination payment payable to the swap counterparty resulting from a swap counterparty trigger event, and

•	from any remaining available funds, to the Class A-R Certificates.

Carryover Shortfall Reserve Fund

On each distribution date, all amounts distributable as interest to the IO Components will be deposited in the carryover shortfall reserve fund and will be distributed as follows (prior to the distribution of amounts on deposit in the swap account):

•
from amounts otherwise distributable to the Class X-P IO-1 Component, concurrently, to the LIBOR Certificates that are senior certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates,

•
from amounts otherwise distributable to the Class X-P IO-2 Component, concurrently, to each class of subordinated certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of each class of subordinated certificates.

Any amounts that were distributable to an IO Component but were not used to pay carryover shortfall amounts as described above will be distributed to the Class X-P Certificates.

Holders of the Class X-P Certificates will not be entitled to reimbursement for any amounts in respect of interest otherwise payable to an IO Component that was used to pay carryover shortfall amounts on other classes of certificates.

Principal

On each distribution date, the principal amount will be distributed as described above under “—Priority of Distributions Among Certificates” as principal first with respect to the senior certificates (or with respect to the Class X-P Certificates, the PO Components) in an amount up to the senior principal distribution amount, and second as principal of the subordinated certificates, in an amount up to the subordinated principal distribution amount.

Senior Certificates:

On each distribution date, the principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	first, to the Class A-R Certificates, until its class certificate balance is reduced to zero, and

•
concurrently and on a pro rata basis based on (x) the aggregate class certificate balance of the Class A-1-A, Class A-1-B and Class A-1-C Certificates, (y) the aggregate class certificate balance of the Class A-2-A, Class A-2-B and Class A-2-C Certificates and (z) the sum of the aggregate class certificate balance of the Class A-1-D, Class A-2-D and Class A-3 Certificates and the aggregate component principal balance of the PO Components,

(x) sequentially, to the Class A-1-A, Class A-1-B and Class A-1-C Certificates, in that order, in each case until their respective class certificate balances are reduced to zero,

(y) sequentially, to the Class A-2-A, Class A-2-B and Class A-2-C Certificates, in that order, in each case until their respective class certificate balances are reduced to zero, and

(z)  concurrently, to the Class A-1-D, Class A-2-D and Class A-3 Certificates and the PO Components, pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero.

Subordinated Certificates; Applicable Credit Support Percentage Trigger:

On each distribution date, to the extent of available funds available therefor, the principal amount, up to the subordinated principal distribution amount, will be distributed as principal of the subordinated certificates in order of their distribution priority, beginning with the Class M-1 Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount (based on its respective class certificate balance); provided, that if the applicable credit support percentage of a class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class (referred to as a “restricted class”), the restricted class will not receive distributions of the net principal prepayment amount. Instead, the portion of the net principal prepayment amount otherwise distributable to each restricted class will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated in the following order of priority:

•
to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero, then

•
to the senior certificates (other than the IO Components), pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero, provided that any realized losses allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated sequentially, first, to the Class A-3 Certificates until its class certificate balance is reduced to zero, second, concurrently, to the Class A-2-A, Class A-2-B, Class A-2-C and Class A-2-D Certificates, pro rata, until their respective class certificate balances are reduced to zero and third, concurrently, to the Class A-1-A, Class A-1-B, Class A-1-C and A-1-D Certificates, pro rata, until their respective class certificate balances are reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of net deferred interest and realized losses, the aggregate class certificate balance of all classes of certificates exceeds the pool principal balance, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the classes of subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class M and Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates (other than the IO Components) in accordance with the priorities set forth above under “—Allocation of Realized Losses.”

Additionally, as described above under “—Principal Payments,” unless certain conditions are met, the senior prepayment percentage (which determines the allocation of the net principal prepayments between the senior certificates and the subordinated certificates) will equal or exceed the senior percentage (which represents the senior certificates’ pro rata percentage interest in the mortgage loans). This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage loans evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

The Swap Contract

Countrywide Home Loans, Inc. has entered into an interest rate swap contract, which will be assigned to The Bank of New York, in its capacity as swap contract administrator, on the closing date. On each distribution date prior to the swap contract termination date, the swap contract administrator will be obligated to pay to the swap counterparty an amount equal to the product of (i) 5.12% per annum, (ii) the swap contract notional balance for that distribution date and (iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360. In addition, on the business day preceding each distribution date prior to the swap contract termination date, the swap counterparty will be obligated to pay to the swap contract administrator an amount equal to the product of (i) one-month LIBOR (as determined by the swap counterparty), (ii) the swap contract notional balance for that distribution date and (iii) the actual number of days in the related calculation period, divided by 360.

To the extent that the payment payable by the swap contract administrator exceeds the payment payable by the swap counterparty, the trustee will be required to deduct from the available funds the amount of that excess and, in its capacity as trustee of the swap trust, to remit the amount of that excess to the swap contract administrator for payment to the swap counterparty. To the extent that the payment payable by the swap counterparty exceeds the payment payable by the swap contract administrator, the swap counterparty will be required to pay to the swap contract administrator the amount of that excess. Any net payment received by the swap contract administrator from the swap counterparty in excess of the amount necessary to pay any outstanding carryover shortfall amounts for the LIBOR Certificates and any swap termination payments will be distributed to the Class X-P Certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation.

If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 5% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets in the carryover shortfall reserve fund) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC, rights to receive payments of carryover shortfall amounts pursuant to the pooling and servicing agreement and the deemed obligation to make payments on the swap contract. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICS.

The swap trust, the swap contract and the swap account will not constitute any part of any REMIC created under the pooling and servicing agreement.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of a benefit plan, so long as certain conditions are met. Investors acquiring offered certificates (other than the Class A-R Certificates) with assets of such a plan also will be required to satisfy the requirements of an investor-based class exemption.

Legal Investment

The senior certificates and the Class M-1, Class M-2 and Class M-3 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

Statistical Information

The information in Annex A sets forth certain characteristics of the Mortgage Loans as of the cut-off date. Other than with respect to rates of interest, percentages (approximate) are stated by the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date. The sum in any column of the following tables may not equal the indicated value due to rounding. In addition, each weighted average FICO credit score set forth below has been calculated without regard to any Mortgage Loan for which the FICO credit score is not available.

Underwriting Process

General

The Mortgage Loans that will be transferred to the issuing entity other than those originated or acquired by Countrywide Home Loans and GreenPoint Mortgage Funding Inc. have been originated or acquired in accordance with the procedures set forth in the prospectus under “Loan Program—Underwriting Standards.”

Countrywide Home Loans, Inc.

Approximately 50.88% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated or acquired by Countrywide Home Loans in accordance with its credit, appraisal and underwriting standards. Countrywide Home Loans has been originating mortgage loans since 1969. Countrywide Home Loans’ underwriting standards are applied in accordance with applicable federal and state laws and regulations. Except as otherwise provided in this free writing prospectus, the underwriting procedures are consistent with those identified under “Loan Program—Underwriting Standards” in the prospectus.

As part of its evaluation of potential borrowers, Countrywide Home Loans generally requires a description of income. If required by its underwriting guidelines, Countrywide Home Loans obtains employment verification providing current and historical income information and/or a telephonic employment confirmation. Such employment verification may be obtained, either through analysis of the prospective borrower’s recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

In assessing a prospective borrower’s creditworthiness, Countrywide Home Loans may use FICO Credit Scores. “FICO Credit Scores” are statistical credit scores designed to assess a borrower’s creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower’s credit history. FICO Credit Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a borrower to repay its Mortgage Loan. FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. Under Countrywide Home Loans’ underwriting guidelines, borrowers possessing higher FICO Credit Scores, which indicate a more favorable credit history and who give Countrywide Home Loans the right to obtain the tax returns they filed for the preceding two years, may be eligible for Countrywide Home Loans’ processing program (the “Preferred Processing Program”). None of the Mortgage Loans originated by Countrywide Home Loans have been underwritten pursuant to Countrywide Home Loans’ Preferred Processing Program. Countrywide Home Loans may waive some documentation requirements for Mortgage Loans originated under the Preferred Processing Program.

Periodically the data used by Countrywide Home Loans to complete the underwriting analysis may be obtained by a third party, particularly for mortgage loans originated through a loan correspondent or mortgage broker. In those instances, the initial determination as to whether a mortgage loan complies with Countrywide Home Loans’ underwriting guidelines may be made by an independent company hired to perform underwriting services on behalf of Countrywide Home Loans, the loan correspondent or mortgage broker. In addition, Countrywide Home Loans may acquire mortgage loans from approved correspondent lenders under a program pursuant to which Countrywide Home Loans delegates to the correspondent the obligation to underwrite the mortgage loans to Countrywide Home Loans’ standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by Countrywide Home Loans before acquisition of the mortgage loan and the correspondent represents that Countrywide Home Loans’ underwriting standards have been met. After purchasing mortgage loans under those circumstances, Countrywide Home Loans conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including Countrywide Home Loans’ prior experience with the correspondent lender and the results of the quality control review process itself.

Countrywide Home Loans’ underwriting standards are applied by or on behalf of Countrywide Home Loans to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Under those standards, a prospective borrower must generally demonstrate that the ratio of the borrower’s monthly housing expenses (including principal and interest on the proposed mortgage loan and, as applicable, the related monthly portion of property taxes, hazard insurance and mortgage insurance) to the borrower’s monthly gross income and the ratio of total monthly debt to the monthly gross income (the “debt-to-income” ratios) are within acceptable limits. If the prospective borrower has applied for an interest-only Six-Month LIBOR Loan, the interest component of the monthly mortgage expense is calculated based upon initial the interest rate plus 2%. If the prospective borrower has applied for a 3/1 Mortgage Loan or 3/27 Mortgage Loan and the Loan-to-Value Ratio is less than or equal to 75%, the interest component of the monthly mortgage expense is calculated based on the initial loan interest rate; if the Loan-to-Value Ratio exceeds 75%, the interest component of the monthly mortgage expense calculation is based on the initial loan interest rate plus 2%. If the prospective borrower has applied for a 5/1 Mortgage Loan, a 5/25 Mortgage Loan, a 7/1 Mortgage Loan, a 7/23 Mortgage Loan, a 10/1 Mortgage Loan or a 10/20 Mortgage Loan, the interest component of the monthly mortgage expense is calculated based on the initial loan interest rate. If the prospective borrower has applied for a Negative Amortization Loan, the interest component of the monthly housing expense calculation is based upon the greater of 4.25% and the fully indexed mortgage note rate at the time of loan application. The maximum acceptable debt-to-income ratio, which is determined on a loan-by-loan basis varies depending on a number of underwriting criteria, including the Loan-to-Value Ratio, loan purpose, loan amount and credit history of the borrower. In addition to meeting the debt-to-income ratio guidelines, each prospective borrower is required to have sufficient cash resources to pay the down payment and closing costs. Exceptions to Countrywide Home Loans’ underwriting guidelines may be made if compensating factors are demonstrated by a prospective borrower. Additionally, Countrywide Home Loans permits its adjustable rate mortgage loans, hybrid adjustable rate mortgage loans and negative amortization mortgage loans to be assumed by a purchaser of the related mortgaged property, so long as the mortgage loan is in its adjustable rate period (except for a 3/1 Mortgage Loan, which may be assumed during the fixed rate period) and the related purchaser meets Countrywide Home Loans’ underwriting standards that are then in effect.

Countrywide Home Loans may provide secondary financing to a borrower contemporaneously with the origination of a mortgage loan, subject to the following limitations: the Loan-to-Value Ratio of the senior (i.e., first) lien may not exceed 80% and the combined Loan-to-Value Ratio may not exceed 100%. Countrywide Home Loans’ underwriting guidelines do not prohibit or otherwise restrict a borrower from obtaining secondary financing from lenders other than Countrywide Home Loans, whether at origination of the mortgage loan or thereafter.

The nature of the information that a borrower is required to disclose and whether the information is verified depends, in part, on the documentation program used in the origination process. In general under the Full Documentation Loan Program (the “Full Documentation Program”), each prospective borrower is required to complete an application which includes information with respect to the applicant’s assets, liabilities, income, credit history, employment history and other personal information. Self-employed individuals are generally required to submit their two most recent federal income tax returns. Under the Full Documentation Program, the underwriter verifies the information contained in the application relating to employment, income, assets and mortgages.

A prospective borrower may be eligible for a loan approval process that limits or eliminates Countrywide Home Loans’ standard disclosure or verification requirements or both. Countrywide Home Loans offers the following documentation programs as alternatives to its Full Documentation Program: an Alternative Documentation Loan Program (the “Alternative Documentation Program”), a Reduced Documentation Loan Program (the “Reduced Documentation Program”), a CLUES Plus Documentation Loan Program (the “CLUES Plus Documentation Program”), a No Income/No Asset Documentation Loan Program (the “No Income/No Asset Documentation Program”), a Stated Income/Stated Asset Documentation Loan Program (the “Stated Income/Stated Asset Documentation Program”) and a Streamlined Documentation Loan Program (the “Streamlined Documentation Program”).

For all mortgage loans originated or acquired by Countrywide Home Loans, Countrywide Home Loans obtains a credit report relating to the applicant from a credit reporting company. The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, dispossession, suits or judgments. All adverse information in the credit report is required to be explained by the prospective borrower to the satisfaction of the lending officer.

Except with respect to mortgage loans originated pursuant to its Streamlined Documentation Program, whose values were confirmed with a Fannie Mae proprietary automated valuation model, Countrywide Home Loans obtains appraisals from independent appraisers or appraisal services for properties that are to secure mortgage loans. The appraisers inspect and appraise the proposed mortgaged property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market data analysis based on recent sales of comparable homes in the area and, when deemed appropriate, a replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to Fannie Mae or Freddie Mac appraisal standards then in effect.

Countrywide Home Loans requires title insurance on all of its mortgage loans secured by first liens on real property. Countrywide Home Loans also requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less.

In addition to Countrywide Home Loans’ standard underwriting guidelines (the “Standard Underwriting Guidelines”), which are consistent in many respects with the guidelines applied to mortgage loans purchased by Fannie Mae and Freddie Mac, Countrywide Home Loans uses underwriting guidelines featuring expanded criteria (the “Expanded Underwriting Guidelines”). The Standard Underwriting Guidelines and the Expanded Underwriting Guidelines are described further under the next two headings.

Standard Underwriting Guidelines

Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $400,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 75% for mortgage loans with original principal balances of up to $1,000,000, up to 65% for mortgage loans with original principal balances of up to $1,500,000, and up to 60% for mortgage loans with original principal balances of up to $2,000,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 75% and original principal balances ranging up to $650,000. The maximum “cash-out” amount permitted is $200,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan. As used in this free writing prospectus, a refinance mortgage loan is classified as a cash-out refinance mortgage loan by Countrywide Home Loans if the borrower retains an amount greater than the lesser of 2% of the entire amount of the proceeds from the refinancing of the existing loan or $2,000.

Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 80% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii). On second homes, Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii). Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 75% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Standard Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s monthly housing expenses of up to 33% and a debt-to-income ratio based on the borrower’s total monthly debt of up to 38%.

In connection with the Standard Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Program, the CLUES Plus Documentation Program or the Streamlined Documentation Program.

The Alternative Documentation Program permits a borrower to provide W-2 forms instead of tax returns covering the most recent two years, permits bank statements in lieu of verification of deposits and permits alternative methods of employment verification.

Under the Reduced Documentation Program, some underwriting documentation concerning income, employment and asset verification is waived. Countrywide Home Loans obtains from a prospective borrower either a verification of deposit or bank statements for the two-month period immediately before the date of the mortgage loan application or verbal verification of employment. Since information relating to a prospective borrower’s income and employment is not verified, the borrower’s debt-to-income ratios are calculated based on the information provided by the borrower in the mortgage loan application. The maximum Loan-to-Value Ratio ranges up to 95%.

The CLUES Plus Documentation Program permits the verification of employment by alternative means, if necessary, including verbal verification of employment or reviewing paycheck stubs covering the pay period immediately prior to the date of the mortgage loan application. To verify the borrower’s assets and the sufficiency of the borrower’s funds for closing, Countrywide Home Loans obtains deposit or bank account statements from each prospective borrower for the month immediately prior to the date of the mortgage loan application. Under the CLUES Plus Documentation Program, the maximum Loan-to-Value Ratio is 75% and property values may be based on appraisals comprising only interior and exterior inspections. Cash-out refinances and investor properties are not permitted under the CLUES Plus Documentation Program.

The Streamlined Documentation Program is available for borrowers who are refinancing an existing mortgage loan that was originated or acquired by Countrywide Home Loans provided that, among other things, the mortgage loan has not been more than 30 days delinquent in payment during the previous twelve-month period. Under the Streamlined Documentation Program, appraisals are obtained only if the loan amount of the loan being refinanced had a Loan-to-Value Ratio at the time of origination in excess of 80% or if the loan amount of the new loan being originated is greater than $650,000. In addition, under the Streamlined Documentation Program, a credit report is obtained but only a limited credit review is conducted, no income or asset verification is required, and telephonic verification of employment is permitted. The maximum Loan-to-Value Ratio under the Streamlined Documentation Program ranges up to 95%.

Expanded Underwriting Guidelines

Mortgage loans which are underwritten pursuant to the Expanded Underwriting Guidelines may have higher Loan-to-Value Ratios, higher loan amounts and different documentation requirements than those associated with the Standard Underwriting Guidelines. The Expanded Underwriting Guidelines also permit higher debt-to-income ratios than mortgage loans underwritten pursuant to the Standard Underwriting Guidelines.

Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $400,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 80% for mortgage loans with original principal balances of up to $1,000,000, up to 75% for mortgage loans with original principal balances of up to $1,500,000 and up to 70% for mortgage loans with original principal balances of up to $3,000,000. Under certain circumstances, however, Countrywide Home Loans’ Expanded Underwriting Guidelines allow for Loan-to-Value Ratios of up to 100% for purchase money mortgage loans with original principal balances of up to $375,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 90% and original principal balances ranging up to $1,500,000. The maximum “cash-out” amount permitted is $400,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan.

Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 100% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii). On second homes, Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii). Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Expanded Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s monthly housing expenses of up to 36% and a debt-to-income ratio based on the borrower’s total monthly debt of up to 40%; provided, however, that if the Loan-to-Value Ratio exceeds 80%, the maximum permitted debt-to-income ratios are 33% and 38%, respectively.

In connection with the Expanded Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Loan Program, the No Income/No Asset Documentation Program and the Stated Income/Stated Asset Documentation Program. Neither the No Income/No Asset Documentation Program nor the Stated Income/Stated Asset Documentation Program is available under the Standard Underwriting Guidelines.

The same documentation and verification requirements apply to mortgage loans documented under the Alternative Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Alternative Documentation Program, mortgage loans that have been underwritten pursuant to the Expanded Underwriting Guidelines may have higher loan balances and Loan-to-Value Ratios than those permitted under the Standard Underwriting Guidelines.

Similarly, the same documentation and verification requirements apply to mortgage loans documented under the Reduced Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Reduced Documentation Program, higher loan balances and Loan-to-Value Ratios are permitted for mortgage loans underwritten pursuant to the Expanded Underwriting Guidelines than those permitted under the Standard Underwriting Guidelines. The maximum Loan-to-Value Ratio, including secondary financing, ranges up to 90%. The borrower is not required to disclose any income information for some mortgage loans originated under the Reduced Documentation Program, and accordingly debt-to-income ratios are not calculated or included in the underwriting analysis. The maximum Loan-to-Value Ratio, including secondary financing, for those mortgage loans ranges up to 85%.

Under the No Income/No Asset Documentation Program, no documentation relating to a prospective borrower’s income, employment or assets is required and therefore debt-to-income ratios are not calculated or included in the underwriting analysis, or if the documentation or calculations are included in a mortgage loan file, they are not taken into account for purposes of the underwriting analysis. This program is limited to borrowers with excellent credit histories. Under the No Income/No Asset Documentation Program, the maximum Loan-to-Value Ratio, including secondary financing, ranges up to 95%. Mortgage loans originated under the No Income/No Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

As of the cut-off date, none of the Mortgage Loans have been originated by Countrywide Home Loans under the No Income/No Asset Documentation Program.

Under the Stated Income/Stated Asset Documentation Program, the mortgage loan application is reviewed to determine that the stated income is reasonable for the borrower’s employment and that the stated assets are consistent with the borrower’s income. The Stated Income/Stated Asset Documentation Program permits maximum Loan-to-Value Ratios up to 90%. Mortgage loans originated under the Stated Income/Stated Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

As of the cut-off date, approximately 4.95% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, have been originated by Countrywide Home Loans under the Stated Income/Stated Asset Program.

Under the Expanded Underwriting Guidelines, Countrywide Home Loans may also provide mortgage loans to borrowers who are not U.S. citizens, including permanent and non-permanent residents. The borrower is required to have a valid U.S. social security number or a certificate of foreign status (IRS form W-8). The borrower’s income and assets must be verified under the Full Documentation Program or the Alternative Documentation Program. The maximum Loan-to-Value Ratio, including secondary financing, is 80%.

GreenPoint Mortgage Funding, Inc.

GreenPoint Mortgage Funding, Inc., a New York corporation (“GreenPoint”), is an indirect, wholly-owned subsidiary of Capital One Financial Corporation (“Capital One”). Capital One is listed on the New York Stock Exchange under the symbol “COF”. GreenPoint was formerly an indirect wholly-owned subsidiary of North Fork Bancorporation, Inc., which was merged into Capital One on December 1, 2006.

GreenPoint is engaged in the mortgage banking business, and as part of that business, originates, acquires, sells and services mortgage loans. GreenPoint originates loans primarily through its wholesale division, which works with a nationwide network of independent mortgage brokers, each of which must be approved by GreenPoint. GreenPoint also originates loans through its retail and correspondent lending divisions. Mortgage loans originated by GreenPoint are secured primarily by one-to-four family residences. GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint has originated residential mortgage loans of substantially the same type as the Mortgage Loans since its formation in October 1999, when it acquired the assets and liabilities of Headlands Mortgage Company.

The following table sets forth, by number and dollar amount of mortgage loans, GreenPoint’s residential mortgage loan production for the periods indicated.

Residential Mortgage Loan Production Table

Loan Type	2004	2005	2006	2007 Q1

Alt A and Specialty
Number of Loans	65,284	67,707	58,917	11,294
Dollar Volume	$14,579,659,658	$19,148,814,451	$18,105,817,619	$3,544,372,390
Percent Adjustable	67%	84%	81%	75%
Percent of Total Dollar Volume	37%	45%	50%	52%

Agency
Number of Loans	10,975	12,408	11,508	2,910
Dollar Volume	$2,188,737,211	$2,746,779,129	$2,623,218,142	$698,314,790
Percent Adjustable	3%	1%	2%	0%
Percent of Total Dollar Volume	6%	7%	7%	10%

Jumbo
Number of Loans	53,522	41,614	29,502	4,624
Dollar Volume	$17,667,106,136	$14,899,732,857	$11,073,921,037	$1,849,050,671
Percent Adjustable	84%	74%	76%	64%
Percent of Total Dollar Volume	44%	35%	30%	27%

Heloc and Seconds
Number of Loans	83,902	82,258	67,566	10,412
Dollar Volume	$5,374,039,738	$5,450,355,355	$4,601,708,216	$703,730,605
Percent Adjustable	97%	95%	79%	67%
Percent of Total Dollar Volume	14%	13%	13%	10%

Number of Loans	213,683	203,987	167,493	29,240
Dollar Volume	$39,809,542,743	$42,245,681,792	$36,404,665,013	$6,795,468,456
Average Loan Amount	$186,302	$207,100	$217,350	$232,403
Non-Purchase Transactions	52%	51%	57%	62%
Adjustable Rate Loans*	75%	76%	74%	63%
*% of total loan production based on dollar volume

Generally, the GreenPoint underwriting guidelines are applied to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Exceptions to the guidelines are permitted where compensating factors are present. The GreenPoint underwriting guidelines are generally not as strict as Fannie Mae or Freddie Mac guidelines. GreenPoint’s underwriting guidelines are applied in accordance with applicable federal and state laws and regulations.

In assessing a prospective borrower’s creditworthiness, GreenPoint may use FICO® credit scores. FICO credit scores are statistical credit scores designed to assess a borrower's creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower's credit history. FICO credit scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a borrower to repay its mortgage loan. FICO credit scores range from approximately 300 to approximately 850, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score.

In determining whether a prospective borrower has sufficient monthly income available to meet the borrower's monthly obligation on the proposed mortgage loan and monthly housing expenses and other financial obligations, GreenPoint generally considers the ratio of those amounts to the proposed borrower's monthly gross income. These ratios vary depending on a number of underwriting criteria, including loan-to-value ratios (“LTV”), and are determined on a loan-by-loan basis. The ratios generally are limited to 40% but may be extended to 50% with adequate compensating factors, such as disposable income, reserves, higher FICO credit score, or lower LTV’s. Each mortgage loan has a required amount of reserves, with the minimum being three months of principal, interest, taxes and insurance for full documentation loans. Depending on the LTV and occupancy types, these reserve requirements may be increased to compensate for the additional risk.

As part of its evaluation of potential borrowers, GreenPoint generally requires a description of the borrower’s income. If required by its underwriting guidelines, GreenPoint obtains employment verification providing current and historical income information and/or a telephonic employment confirmation. Employment verification may be obtained through analysis of the prospective borrower’s recent pay stubs and/or W-2 forms for the most recent two years or relevant portions of the borrower’s most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the borrower’s length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

GreenPoint acquires or originates many mortgage loans under “limited documentation” or “no documentation” programs. Under limited documentation programs, more emphasis is placed on the value and adequacy of the mortgaged property as collateral, credit history and other assets of the borrower, than on verified income of the borrower. Mortgage loans underwritten under this type of program are generally limited to borrowers with credit histories that demonstrate an established ability to repay indebtedness in a timely fashion, and certain credit underwriting documentation concerning income or income verification and/or employment verification is waived. Mortgage loans originated and acquired with limited documentation programs include cash-out refinance loans, super-jumbo mortgage loans and mortgage loans secured by investor-owned properties. Permitted maximum loan-to-value ratios (including secondary financing) under limited documentation programs are generally more restrictive than mortgage loans originated with full documentation requirements. Under no documentation programs, income ratios for the prospective borrower are not calculated. Emphasis is placed on the value and adequacy of the mortgaged property as collateral and the credit history of the prospective borrower, rather than on verified income and assets of the borrower. Documentation concerning income, employment verification and asset verification is not required and income ratios are not calculated. Mortgage loans underwritten under no documentation programs are generally limited to borrowers with favorable credit histories and who satisfy other standards for limited documentation programs.

Periodically, the data used by GreenPoint to underwrite mortgage loans may be obtained by an approved loan correspondent. In those instances, the initial determination as to whether a mortgage loan complies with GreenPoint’s underwriting guidelines may be made by such loan correspondent. In addition, GreenPoint may acquire mortgage loans from approved correspondent lenders under a program pursuant to which GreenPoint delegates to the correspondent the obligation to underwrite the mortgage loans to GreenPoint’s standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by GreenPoint before acquisition of the mortgage loan, and the correspondent represents to GreenPoint that its underwriting standards have been met. After purchasing mortgage loans under those circumstances, GreenPoint conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including GreenPoint’s prior experience with the correspondent lender and the results of the quality control review process itself.

In determining the adequacy of the property as collateral, an independent appraisal is generally made of each property considered for financing. All appraisals are required to conform the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standard Board of the Appraisal Foundation. Each appraisal must meet the requirements of Fannie Mae and Freddie Mac. The requirements of Fannie Mae and Freddie Mac require, among other things, that the appraiser, or its agent on its behalf, personally inspect the property inside and out, verify whether the property is in a good condition and verify that construction, if new, has been substantially completed. The appraisal generally will have been based on prices obtained on recent sales of comparable properties determined in accordance with Fannie Mae and Freddie Mac guidelines. In certain cases, an analysis based on income generated by the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property may be used. GreenPoint’s Underwriting Guidelines require that the underwriters be satisfied that the value of the property being financed supports, and will continue to support, the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

GreenPoint may provide secondary financing to a borrower contemporaneously with the origination of a mortgage loan, subject to the limitation that the combined Loan-to-Value Ratio may not exceed 100%. GreenPoint’s underwriting guidelines do not prohibit or otherwise restrict a borrower from obtaining secondary financing from lenders other than GreenPoint, whether at origination of the mortgage loan or thereafter.

Generally, each mortgage with an LTV at origination of greater than 80% is covered by a primary mortgage insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac. The policy provides coverage in the amount equal to a specified percentage multiplied by the sum of the remaining principal balance of the related mortgage loan, the accrued interest on it and the related foreclosure expenses. The specified coverage percentage is, generally, 12% for LTV’s between 80.01% and 85.00%, 25% for LTV’s between 85.01% and 90% and 30% for LTV’s between 90.01% and 95%. However, under certain circumstances, the specified coverage levels for these mortgage loans may vary from the foregoing. No primary mortgage insurance policy will be required with respect to any mortgage loan if maintaining the policy is prohibited by applicable law, after the date on which the related LTV is 80% or less, or where, based on a new appraisal, the principal balance of the mortgage loan represents 80% or less of the new appraised value.

GreenPoint requires title insurance on all of its mortgage loans secured by first liens on real property. In addition, GreenPoint requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less. GreenPoint also requires flood insurance to be maintained on the mortgaged property if and to the extent such insurance is required by applicable law or regulation.

Servicing of Mortgage Loans

Servicing Compensation and Payment of Expenses

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•
the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” is 0.375% per annum with respect to the Mortgage Loans.

In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on principal prepayments received during that portion of a Prepayment Period from the first day in the month of a Distribution Date to the end of the related Prepayment Period (“prepayment interest excess” ), all late payment fees, prepayment charges, assumption fees and other similar charges and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the Mortgage Loans as described under “Description of the Certificates—Fees and Expenses”.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except with respect to the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to prepaid Mortgage Loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day (or, in the case of the first Distribution Date, from May 1, 2007) through the last day of a calendar month will be distributed in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Such a shortfall is referred to as a “prepayment interest shortfall.” Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the certificateholders the full amount of interest to which they would be entitled for each prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than the lesser of the prepayment interest shortfalls and one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”).

If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to the certificateholders will be reduced by the amount of the excess.

Certain Modifications and Refinancings

Countrywide Home Loans is permitted under the pooling and servicing agreement to solicit borrowers for reductions to the mortgage rates of their respective mortgage loans. If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer for a price equal to 100% of the Stated Principal Balance of that mortgage loan, plus accrued and unpaid interest on the mortgage loan up to the next Due Date at the applicable net mortgage rate, net of any unreimbursed advances of principal and interest on the mortgage loan made by the master servicer. Countrywide Home Loans will remit the purchase price to the master servicer for deposit into the Certificate Account within one business day of the purchase of that mortgage loan. Purchases of mortgage loans may occur when prevailing interest rates are below the mortgage rates on the mortgage loans and borrowers request modifications. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any such modification or purchase.

In addition, the master servicer may agree to modifications of a mortgage loan, including reductions in the related mortgage rate, if, among other things, it would be consistent with the customary and usual standards of practice of prudent mortgage loan servicers. Such modifications may occur in connection with workouts involving delinquent mortgage loans. Countrywide Home Loans is not obligated to purchase any such modified mortgage loans.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2007-OH1 will consist of the Class A-1-A, Class A-1-B, Class A-1-C, Class A-1-D, Class A-2-A, Class A-2-B, Class A-2-C, Class A-2-D, Class A-3, Class X-P, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class B-1, Class B-2 and Class B-3 Certificates. Only the classes of certificates listed on the cover page are offered by this free writing prospectus (the “offered certificates”). The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-1, Class B-2 and Class B-3 Certificates is provided only to permit a better understanding of the offered certificates.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-1-C, Class A-1-D, Class A-2-A, Class A-2-B, Class A-2-C, Class A-2-D, Class A-3, Class X-P and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Class A-1-A, Class A-1-B, Class A-1-C, Class A-1-D, Class A-2-A, Class A-2-B, Class A-2-C, Class A-2-D, Class A-3, Class M and Class B Certificates

Class A-1 Certificates	Class A-1-A, Class A-1-B, Class A-1-C and Class A-1-D Certificates

Class A-2 Certificates	Class A-2-A, Class A-2-B, Class A-2-C and Class A-2-D Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

IO Components	Class X-P IO-1 and Class X-P IO-2 Components

PO Components	Class X-P PO-1 and Class X-P PO-2 Components

Offered Certificates	Senior Certificates and Class M Certificates

Private Certificates	Class B-1, Class B-2 and Class B-3 Certificates

The certificates are generally referred to as the following types:

Class	Type
Class A-1-A, Class A-1-B, Class A-1-C and Class A-1-D Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2-A, Class A-2-B, Class A-2-C and Class A-2-D Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support

Class X-P Certificates	Senior/Variable Pass-Through Rate/Component

Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual

Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class B-1, Class B-2 and Class B-3 Certificates	Subordinate/Floating Pass-Through Rate

The Class X-P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates.

The senior certificates will have an initial aggregate Class Certificate Balance of approximately $459,567,100 and will evidence in the aggregate an initial beneficial ownership interest of approximately 90.50% in the issuing entity. The subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Class of Subordinated Certificates	Initial Beneficial Ownership Interest
Class M-1	2.20%
Class M-2	1.45%
Class M-3	0.65%
Class M-4	0.70%
Class M-5	0.50%
Class M-6	0.40%
Class M-7	0.40%
Class M-8	0.30%
Class M-9	0.40%
Class B-1	0.85%
Class B-2	0.95%
Class B-3	0.70%

The Class Certificate Balances or Notional Amounts of the certificates may vary in the aggregate by plus or minus 10%. Any information presented in this free writing prospectus with respect to the Private Certificates is provided only to permit a better understanding of the Offered Certificates.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the Class X-P Certificates) as of any Distribution Date is the initial Class Certificate Balance of the class, reduced by the sum of

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class,

and, increased by

•	the amount of Net Deferred Interest allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”;

provided, however to the extent Realized Losses have been allocated to the Class Certificate Balances or Component Principal Balances of the certificates or components, the Class Certificate Balances or Component Principal Balances of the classes to which the Realized Losses have been allocated will be increased, sequentially in the order of distribution priority (from highest to lowest), by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any related class of certificates or component, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance or Component Principal Balance of that class of certificates or component.

In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates, following all distributions and the allocation of Realized Losses on any Distribution Date, exceeds the pool principal balance.

The calculation of the Class Certificate Balance of the Class X-P Certificates is described under “—Component Class” below.

Component Class

Solely for purposes of calculating distributions of principal and interest and the allocation of Realized Losses and Net Deferred Interest, the Class X-P Certificates will be made up of the components having the designations, initial Component Principal Balances and initial Component Notional Amounts set forth below.

Class	Component Designation	Initial Component Principal Balance	Initial Component Notional Amount
Class X-P Certificates	Class X-P IO-1 Component	N/A	$459,567,000
	Class X-P IO-2 Component	N/A	$ 48,241,816
	Class X-P PO-1 Component	$0	N/A
	Class X-P PO-2 Component	$0	N/A

The initial Component Notional Amounts set forth in the preceding table may vary by plus or minus 10%. The components comprising the Class X-P Certificates will not be separately transferable from such class of certificates.

The “Class Certificate Balance” of the Class X-P Certificates will equal the aggregate Component Principal Balance of its PO Components, and the “Notional Amount” of the Class X-P Certificates will equal the aggregate Component Notional Amount of its IO Components.

IO Components. Each of the Class X-P IO-1 and Class X-P IO-2 Components is referred to as an “IO Component.” An IO Component will not have a Component Principal Balance and is not entitled to any distributions in respect of principal, but will bear interest on its respective outstanding Component Notional Amount.

For the interest accrual period related to any Distribution Date, the “Component Notional Amount” of the IO Components will be equal to:

•
for the Class X-P IO-1 Component, the sum of (i) the aggregate Class Certificate Balance of the senior certificates (other than the Class X-P and Class A-R Certificates) immediately prior to that Distribution Date and (ii) the Component Principal Balance of the Class X-P PO-1 Component immediately prior to that Distribution Date,

•
for the Class X-P IO-2 Component, the sum of (1) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date) over the aggregate Class Certificate Balance of the senior certificates (including the Class X-P Certificates) immediately prior to that Distribution Date and (2) the Component Principal Balance of the Class X-P PO-2 Component immediately prior to that Distribution Date.

PO Components. Each of the Class X-P PO-1 and Class X-P PO-2 Components is referred to as a “PO Component.” The PO Components do not have pass-through rates and do not bear interest.

Each PO Component will have a “Component Principal Balance” (initially zero) that will increase by:

•	the amount of Net Deferred Interest on the Mortgage Loans allocated to the IO Component with the same alpha-numeric designation, and

•	the amount of Subsequent Recoveries allocated to that PO Component as described under “—Calculation of Class Certificate Balance” above,

and will decrease by

•	all amounts actually distributed as principal of that PO Component on all prior Distribution Dates, and

•	all Realized Losses applied in reduction of principal of that PO Component on all prior Distribution Dates.

Prepayment Charges. In addition to the distributions of interest and principal described in this free writing prospectus, on each Distribution Date, the Class X-P Certificates will be entitled to receive all of the prepayment charges received with respect to the Mortgage Loans during the related Prepayment Period and $100 payable after the end of the last prepayment charge period.

The master servicer may not waive any prepayment charge or portion thereof unless (i) the master servicer determines that such waiver would maximize recovery of liquidation proceeds for the Mortgage Loan, taking into account the value of the prepayment charge, or (ii) (A) the enforceability of the prepayment charge is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment, or (B) the enforceability of the prepayment charge is otherwise limited or prohibited by applicable law. If the master servicer has waived or does not collect all or a portion of a prepayment charge relating to a principal prepayment in full or in part due to any action or omission of the master servicer, other than as provided above, the master servicer will deliver to the trustee, together with the principal prepayment in full or in part, the amount of such prepayment charge (or such portion as had been waived) for deposit into the Certificate Account, and the Class X-P Certificates will be entitled to receive the amount deposited by the master servicer in respect of such waived prepayment charge as if such prepayment charge was paid by the related borrower.

There is no mechanism to ensure that the correct amounts of prepayment charges or payments in lieu thereof are made. The ratings assigned to the Class X-P Certificates do not address the likelihood that any prepayment charges will be received by the Class X-P Certificates.

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates (or in the case of the Class X-P Certificates, the initial Notional Amount of that class of certificates) and that will be held by a depository, which will initial be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing (i) an original principal amount or notional amount of $25,000 and integral multiples of $1 in excess thereof, in the case of the LIBOR Certificates and (ii) Notional Amounts of $100,000 and integral multiples of $1 in excess thereof, in the case of the Class X-P Certificates. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each interest accrual period thereafter at the applicable rate determined as described in the table under “—Interest” below. “LIBOR” applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.320%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, F.S.B., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including Principal Prepayments,

•
all payments on account of interest on the Mortgage Loans, net of the related Master Servicing Fee (as adjusted by Compensating Interest payments), any lender paid mortgage insurance premiums and any prepayment interest excess,

•	all payments on account of prepayment charges on the Mortgage Loans,

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible,

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”),

•	all Substitution Adjustment Amounts, and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors—Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•
to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”,

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan in respect of which any such Advance was made,

•
to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan, and their respective portions of the nonrecoverable advance),

•	to reimburse the master servicer for insured expenses from the related insurance proceeds,

•
to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (1) the preservation, restoration and protection of a mortgaged property, (2) any enforcement or judicial proceedings, including foreclosures, (3) the management and liquidation of any REO Property and (4) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

•
to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase,

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement,

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account,

•
to withdraw an amount equal to the sum of (a) the related Available Funds, (b) any prepayment charges received on the Mortgage Loans and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account, and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any prepayment charges received on the Mortgage Loans and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee, and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and remittances to the Swap Account as described below under “—Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee,

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error), and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein;

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.

Swap Account. Funds in the Swap Account will not be invested.

The Swap Account

The trustee, in its capacity as trustee of the swap trust, will establish and maintain a swap account (the “Swap Account”) on behalf of the holders of the LIBOR Certificates and the Swap Counterparty. With respect to each Distribution Date, the trustee will deposit into the Swap Account any portion of the Available Funds for that Distribution Date that are to be remitted to the Swap Contract Administrator for payment to the Swap Counterparty, as well as any amounts received from the Swap Contract Administrator in respect of the Swap Contract, each as described below under “— The Swap Contract”. With respect to each Distribution Date, following the deposits to the Swap Account described in the preceding sentence, the trustee will make a corresponding withdrawal from the Swap Account for remittance to the Swap Contract Administrator or distribution to the holders of the LIBOR Certificates, as the case may be depending on whether a Net Swap Payment is due to the Swap Counterparty or from the Swap Counterparty, as described below under “— The Swap Contract”.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan	Monthly

Additional Servicing Compensation / Master Servicer	Prepayment Interest Excess	Compensation	Interest payments in connection with certain prepayments on the mortgage loans	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses
Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (8)
Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (9)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

__________
(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of Mortgage Loans—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans.”

(4)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)	The amount of any Net Swap Payment due to the Swap Counterparty with respect to any Distribution Date will be calculated as described under “Description of the Certificates — The Swap Contract”.

(7)
Any Swap Termination Payment due to a Swap Counterparty Trigger Event will only be payable from as described under “Description of the Certificates — Priority of Distributions Among Certificates” and “— The Swap Contract”.

(8)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(9)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in June 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates and any Distribution Date, the Record Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a Class X-P Certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions on the senior certificates will be made on each Distribution Date from Available Funds. Distributions on the subordinated certificates will be based on any remaining Available Funds for the Distribution Date after giving effect to distributions on the senior certificates in the following order of priority:

•	to the Swap Account, any Net Swap Payment or Swap Termination Payment payable to the Swap Counterparty (other than a Swap Termination Payment resulting from a Swap Counterparty Trigger Event);

•
to interest on each interest-bearing class of senior certificates and components, pro rata; provided, however, that any distribution of interest to which an IO Component is otherwise entitled (after allocation of Net Deferred Interest) will first be deposited into the Carryover Shortfall Reserve Fund and will not be distributed to the Class X-P Certificates except as described below;

•
to principal of the classes of senior certificates and components then entitled to receive distributions of principal, in the order and subject to the priorities set forth in this free writing prospectus under “Description of the Certificates—Principal,” in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth in this free writing prospectus under “Description of the Certificates—Interest” and “—Principal”;

•	from amounts on deposit in the Carryover Shortfall Reserve Fund, as described in this free writing prospectus under the “Description of the Certificates - Carryover Shortfall Reserve Fund”;

•	to the Swap Account, any Swap Termination Payment payable to the Swap Counterparty resulting from a Swap Counterparty Trigger Event; and

•	from any remaining amounts, to the Class A-R Certificates.

The holders of the Class X-P Certificates will be entitled to all prepayment charges received on the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates and will not be used to cover any Carryover Shortfall Amounts.

“Available Funds” for any Distribution Date will be equal to the sum of:

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to Deferred Interest on the Mortgage Loans) and principal due on the Mortgage Loans in the related Due Period and received before the related Determination Date, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (1) the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (2) any Subsequent Recoveries with respect to Mortgage Loans,

•
all partial or full prepayments with respect to Mortgage Loans received during the related Prepayment Period, together with interest paid in connection with such prepayments and any related Compensating Interest,

•
amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or a Mortgage Loan repurchased by a seller or the master servicer as of the Distribution Date, and minus

•
amounts in reimbursement for advances previously made and other amounts as to which the master servicer or the trustee is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

Pass-Though Rates. The classes of certificates will have the respective pass-through rates described below (each, a “pass-through rate”).

LIBOR Certificates.

The pass-through rate for each class of LIBOR Certificates for any interest accrual period will be a per annum rate equal to the least of:

•	LIBOR plus the applicable Pass-Through Margin for such class,

•	the Net Rate Cap, and

•	10% per annum (the “Maximum Rate”).

The “Pass-Through Margins” for the LIBOR Certificates are set forth in the following table:

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class A-1-A	0.090%	0.180%
Class A-1-B	0.200%	0.400%
Class A-1-C	0.270%	0.540%
Class A-1-D	0.210%	0.420%
Class A-2-A	0.110%	0.220%

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class A-2-B	0.250%	0.500%
Class A-2-C	0.310%	0.620%
Class A-2-D	0.250%	0.500%
Class A-3	0.330%	0.660%
Class M-1	0.500%	0.750%
Class M-2	0.550%	0.825%
Class M-3	0.850%	1.275%
Class M-4	1.500%	2.250%
Class M-5	1.750%	2.625%
Class M-6	1.750%	2.625%
Class M-7	1.750%	2.625%
Class M-8	1.750%	2.625%
Class M-9	1.750%	2.625%
Class B-1	1.750%	1.750%
Class B-2	1.750%	1.750%
Class B-3	1.750%	1.750%
__________
(1) For each interest accrual period occurring on or prior to the Optional Termination Date.
(2) For each interest accrual period occurring after the Optional Termination Date.

Class A-R Certificates.

The pass-through rate for the Class A-R Certificates for the interest accrual period for any Distribution Date will be a per annum rate equal to the Net Rate Cap. The pass-through rate for the Class A-R Certificates for the interest accrual period related to the first Distribution Date is expected to be approximately 6.71636% per annum.

Class X-P Certificates.

The pass-through rate for the Class X-P IO-1 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the senior certificates (other than the Class X-P and Class A-R Certificates) and the Class X-P PO-1 Component (weighted on the basis of their respective Class Certificate Balances and Component Principal Balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for the Class X-P IO-2 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates (treating the Class X-P PO-2 Component as a subordinated certificate) for that Distribution Date (weighted on the basis of their respective Class Certificate Balances and Component Principal Balance and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for each PO Component for the interest accrual period for any Distribution Date will be 0% per annum.

Interest Entitlement. Interest will accrue at the rate described in this free writing prospectus on the Class A-R and Class X-P Certificates on the basis of a 360-day year divided into twelve 30-day months. Interest will accrue at the rate described in this free writing prospectus on the LIBOR Certificates on the basis of a 360-day year and the actual number of days that elapsed in the interest accrual period.

The “interest accrual period” for the Class A-R and Class X-P Certificates for any Distribution Date will be the calendar month before the Distribution Date. The interest accrual period for the LIBOR Certificates for any Distribution Date will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or commencing on the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date.

On each Distribution Date, to the extent of funds available therefor, each class of certificates and interest-bearing components will be entitled to receive an amount allocable to interest for the related interest accrual period. This “Interest Distribution Amount” for any class of interest-bearing certificates and the IO Components and any Distribution Date will be equal to the sum of:

•
interest at the applicable pass-through rate for the related interest accrual period on the related Class Certificate Balance or Component Notional Amount, as the case may be, as of the last day of the related interest accrual period, and

•
the sum of the amounts, if any, by which the amount described in the prior bullet point on each prior Distribution Date (after reducing such amount for any Net Deferred Interest previously allocated to such class or component on each prior Distribution Date) exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called “unpaid interest amounts”), minus

•	any Net Deferred Interest for that Distribution Date allocated to the applicable class or component, and

•	any Net Interest Shortfalls for that Distribution Date allocated to the applicable class or component.

The Class X-P Certificates will be entitled to receive with respect to the interest accrual period related to each Distribution Date the sum of the Interest Distribution Amounts on its IO Components.

All amounts in respect of interest otherwise payable to the IO Components on any Distribution Date will be deposited in the Carryover Shortfall Reserve Fund to pay any Carryover Shortfall Amounts to the LIBOR Certificates in the manner and priority set forth in this free writing prospectus under “—Carryover Shortfall Reserve Fund”.

Definitions Related to Interest Calculations.

With respect to any Distribution Date, the “Adjusted Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Carryover Shortfall Amount” for any Distribution Date and each class of LIBOR Certificates will equal the sum of:

•	the excess, if any, of

•
the amount of interest such class of certificates would have been entitled to receive on such Distribution Date (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls) had its pass-through rate not been subject to the Net Rate Cap, provided that such pass-through rate will still be subject to the Maximum Rate, over

•
the amount of interest such class of certificates is entitled to receive on such Distribution Date based on the Net Rate Cap (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls), and

•
in the case of each class of LIBOR Certificates, other than the Class B Certificates, the unpaid portion of any such excess from prior Distribution Dates and interest accrued thereon at the then-applicable pass-through rate on such class of certificates, without giving effect to the Net Rate Cap.

Any Carryover Shortfall Amount on a class of LIBOR Certificates will be paid on that Distribution Date or (except in the case of the Class B Certificates) on future Distribution Dates from and to the extent of funds available therefor in the Carryover Shortfall Reserve Fund as described in this free writing prospectus under “—Carryover Shortfall Reserve Fund” and under “— Swap Agreement.”

The “Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Master Servicing Fee Rate.

The “Net Rate Cap” for any Distribution Date and any class of LIBOR Certificates, is a per annum rate (subject to adjustment based on the actual number of days elapsed in the related interest accrual period) equal to a fraction, expressed as a percentage, (1) the numerator of which is the product of (A) 12 and (B) the sum of (i) the amount of interest which accrued on the Mortgage Loans in the prior calendar month (after giving effect to principal prepayments) at their Adjusted Net Mortgage Rates, minus (ii) the Net Swap Payment payable to the Swap Counterparty with respect to such Distribution Date, minus (iii) any Swap Termination Payment payable to the Swap Counterparty for such Distribution Date (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

The “Optional Termination Date” will be the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and any related foreclosed or otherwise repossessed properties at the time of repurchase is equal to or less than 5% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

The “Weighted Average Adjusted Net Mortgage Rate” for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rates of the Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

Allocation of Net Deferred Interest

On each Distribution Date, the Senior Percentage of the Net Deferred Interest will be allocated among the senior certificates and the Subordinated Percentage of the Net Deferred Interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the Net Deferred Interest allocated to a class of certificates or its IO Components will be an amount equal to the excess, if any, for each such class or IO component of:

•	the amount of interest that accrued on such class of certificates or IO Component at its respective pass-through rate during the interest accrual period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates or IO Component equalled the related Adjusted Rate Cap for that Distribution Date.

The amount of Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of such class of certificates, and the amount of Net Deferred Interest allocated to an IO Component will be added to the Component Principal Balance of the PO Component with the same alpha-numeric designation.

Definitions Related to Net Deferred Interest Calculations.

The “Adjusted Rate Cap” for any Distribution Date and a class of LIBOR Certificates will equal the excess, if any, of

•	the Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

•
(i) the numerator of which is the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related interest accrual period, and (b) the amount of Net Deferred Interest for that Distribution Date, and (ii) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

The “Adjusted Rate Cap” for any Distribution Date and each of the Class X-P IO-1 and Class X-P IO-2 Components will equal the pass-through rate for such IO Component computed for this purpose by

•
subtracting the product of (i) the Net Deferred Interest for the Mortgage Loans for such Distribution Date and (ii) 12 from the numerator of the Net Rate Cap calculation for such Distribution Date, and

•
computing the pass-through rates of the senior certificates (other than the Class A-R and Class X-P Certificates), in the case of the Class X-P IO-1 Component, and the subordinated certificates, in the case of the Class X-P IO-2 Component, by substituting “Adjusted Rate Cap” for “Net Rate Cap” in the calculation thereof.

“Deferred Interest” for each Mortgage Loan and each related Due Period will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment paid for such Due Period.

Such excess may occur because the borrower makes the minimum monthly payment and that payment is not sufficient to pay all interest accrued on such Mortgage Loan, resulting in negative amortization.

The “Net Deferred Interest” for each Distribution Date is equal to the excess, if any, of:

•	the aggregate Deferred Interest that accrued on the Mortgage Loans during the related Due Period as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

The “Net Principal Prepayment Amount” for any Distribution Date is equal to the excess, if any, of

•	the Principal Prepayment Amount, over

•	the aggregate amount of Deferred Interest accrued on the Mortgage Loans from the Due Date in the preceding Due Period to the Due Date in the Due Period related to that Distribution Date.

The “Principal Prepayment Amount” for any Distribution Date is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Allocation of Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by the Mortgage Loans.

Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all classes of certificates (or IO Components thereof) entitled to receive distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates or component would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from such Net Interest Shortfalls.

If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described in this free writing prospectus under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates and components, interest will be distributed on each class of certificates and components of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and components will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Definitions Related to Interest Shortfall Calculations.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on that mortgage loan.

With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for that Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any Mortgage Loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” for any Distribution Date is the amount by which the aggregate prepayment interest shortfall experienced by the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest for that Distribution Date.

A “prepayment interest shortfall” for any Mortgage Loan for any Distribution Date is the amount by which interest paid by the borrower in connection with a prepayment of principal on that Mortgage Loan during the period beginning on the first day of the related Prepayment Period and ending on the Due Date occurring in such Prepayment Period is less than one month’s interest at the related Mortgage Rate, net of the related Master Servicing Fee Rate, on the Stated Principal Balance of the Mortgage Loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “Certain Legal Aspects of the Loans—Servicemembers Civil Relief Act” in the prospectus.

Carryover Shortfall Reserve Fund

On the closing date, the trustee will establish a reserve fund (the “Carryover Shortfall Reserve Fund”). On each Distribution Date, all amounts distributable as interest to the IO Components will be deposited in the Carryover Shortfall Reserve Fund for distribution as specified below. In addition, on the closing date, the depositor will cause $1,000 to be deposited in the Carryover Shortfall Reserve Fund.

On each Distribution Date, all amounts distributable as interest to the IO Components of the Class X-P Certificates will be deposited in the Carryover Shortfall Reserve Fund and will be distributed, concurrently, as follows:

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X-P IO-1 Component, first, concurrently, to the LIBOR Certificates that are senior certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to the LIBOR Certificates that are senior certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X-P Certificates, and

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X-P IO-2 Component, first, concurrently, to each class of subordinated certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to each class of subordinated certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X-P Certificates.

To the extent amounts in respect of interest otherwise payable to an IO Component are used to pay Carryover Shortfall Amounts and are not paid to the Class X-P Certificates, a holder of the Class X-P Certificates will not be entitled to reimbursement for such amounts.

All funds on deposit in the Carryover Shortfall Reserve Fund will remain uninvested.

Principal

General. On each Distribution Date, the Principal Amount will be distributed as principal as described above under “—Priority of Distributions Among Certificates,” first, with respect to the senior certificates (or with respect to the Class X-P Certificates, the related PO Components) in an amount up to the Senior Principal Distribution Amount and second, as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

The “Principal Amount” for any Distribution Date will equal the sum of:

1.	all monthly payments of principal due on each Mortgage Loan (other than a Liquidated Mortgage Loan) during the related Due Period,

2.
the principal portion of the purchase price of each Mortgage Loan that was repurchased by a seller, the master servicer or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

3.	the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

4.
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

5.
with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan, and

6.	the Net Principal Prepayment Amount.

Senior Principal Distribution Amount. On each Distribution Date, the Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	first, to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero, and

•
concurrently and on a pro rata basis based on (x) the aggregate Class Certificate Balance of the Class A-1-A, Class A-1-B and Class A-1-C Certificates, (y) the aggregate Class Certificate Balance of the Class A-2-A, Class A-2-B and Class A-2-C Certificates and (z) the sum of the aggregate Class Certificate Balance of the Class A-1-D, Class A-2-D and Class A-3 Certificates and the aggregate Component Principal Balance of the PO Components,

(x)	sequentially, to the Class A-1-A, Class A-1-B and Class A-1-C Certificates, in that order, in each case until their respective Class Certificate Balances are reduced to zero,

(y)	sequentially, to the Class A-2-A, Class A-2-B and Class A-2-C Certificates, in that order, in each case until their respective Class Certificate Balances are reduced to zero, and

(z)
concurrently, to the Class A-1-D, Class A-2-D and Class A-3 Certificates and the PO Components, pro rata, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero.

If on any Distribution Date the allocation to the classes of senior certificates or components thereof then entitled to distributions of principal would reduce the outstanding Class Certificate Balance or Component Principal Balance of the class or classes or components, as applicable, below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances or Component Principal Balances to zero.

The capitalized terms used in this free writing prospectus have the following meanings:

“Prepayment Period” means with respect to any Distribution Date, the period beginning on the sixteenth day of the calendar month preceding the month in which such Distribution Date occurs (or in the case of the first Distribution Date, from May 1, 2007) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs.

“Due Period” means, with respect to a Mortgage Loan, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Senior Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•	for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•
the Senior Percentage of the Stated Principal Balance of the Mortgage Loan as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date), and

•	the Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan,

•	the Senior Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

The “pool principal balance” with respect to any Distribution Date equals the aggregate of the Stated Principal Balances of the Mortgage Loans outstanding as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period related to the prior Distribution Date).

The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate Class Certificate Balance of the classes of senior certificates immediately before that Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all of the certificates immediately prior to such Distribution Date.

For any Distribution Date, the “Subordinated Percentage” will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage for such Distribution Date.

The “Senior Prepayment Percentage” for any Distribution Date occurring during the ten years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the principal balance of the mortgage pool evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the tenth anniversary of the first Distribution Date will be as follows:

•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date, and

•	for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date;

provided, however, that if on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage as of the closing date, then the Senior Prepayment Percentage for that Distribution Date will equal 100%.

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

•
the aggregate Stated Principal Balance of all Mortgage Loans delinquent 60 days or more according to the MBA Method (including Mortgage Loans in foreclosure, real estate owned by the issuing entity and Mortgage Loans the borrowers of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates on the Distribution Date, is less than 50%, and

•	cumulative Realized Losses on all of the Mortgage Loans do not exceed:

•
commencing with the Distribution Date on the tenth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (the “original subordinate principal balance”),

•	commencing with the Distribution Date on the eleventh anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the twelfth anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the thirteenth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the fourteenth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

Notwithstanding the preceding paragraphs, the Senior Prepayment Percentage will decrease prior to the tenth anniversary of the first Distribution Date (and may be less than the amount set forth above) if the Two Times Test is satisfied. The “Two Times Test” will be satisfied and the Senior Prepayment Percentage will be adjusted if:

•
on or before the Distribution Date in May 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 20% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•
after the Distribution Date in May 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

If the Two Times Test is satisfied as in the first bullet point, the Senior Prepayment Percentage will equal the Senior Percentage for that Distribution Date plus 50% of the amount equal to 100% minus the Senior Percentage for that Distribution Date. If the Two Times Test is satisfied as in the second bullet point, the Senior Prepayment Percentage will equal the related Senior Percentage.

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds available therefor, the Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their priority of distribution, beginning with the Class M-1 Certificates, until their respective Class Certificate Balances are reduced to zero. The Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of the Net Principal Prepayment Amount will be made to any of those classes (the “Restricted Classes”). The Net Principal Prepayment Amount otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances and distributed in the sequential order described above.

For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of such class and all classes of subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for the class on the date of issuance of the certificates.

The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates immediately before the Distribution Date.

On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

Class of Certificates	Initial Beneficial Interest in Issuing Entity	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Senior Certificates	90.50%	9.50%	N/A
Class M-1	2.20%	7.30%	9.50%
Class M-2	1.45%	5.85%	7.30%
Class M-3	0.65%	5.20%	5.85%
Class M-4	0.70%	4.50%	5.20%
Class M-5	0.50%	4.00%	4.50%
Class M-6	0.40%	3.60%	4.00%
Class M-7	0.40%	3.20%	3.60%
Class M-8	0.30%	2.90%	3.20%
Class M-9	0.40%	2.50%	2.90%
Class B-1	0.85%	1.65%	2.50%
Class B-2	0.95%	0.70%	1.65%
Class B-3	0.70%	0.00%	0.70%

The “Subordinated Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Subordinated Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•
for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the related Subordinated Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date, and

•	the Subordinate Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, the amount of any Realized Losses on the Mortgage Loans will be allocated:

•
first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, in each case until the Class Certificate Balance of the respective class of subordinated certificates has been reduced to zero,

•
second, to the senior certificates (or the PO Components thereof in the case of the Class X-P Certificates), pro rata, based upon their respective Class Certificate Balances or Component Principal Balances, as applicable, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero; provided, however, that any Realized Losses allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated sequentially, first, to the Class A-3 Certificates until its Class Certificate Balance is reduced to zero, second, concurrently, to the Class A-2-A, Class A-2-B, Class A-2-C and Class A-2-D Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero and third, concurrently, to the Class A-1-A, Class A-1-B, Class A-1-C and Class A-1-D Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

Among the classes of subordinated certificates, the Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

The “Senior Credit Support Depletion Date” is the date on which the aggregate Class Certificate Balance of the subordinated certificates is reduced to zero.

Because principal distributions are paid to some classes of certificates before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan.

A “Liquidated Mortgage Loan” is a defaulted Mortgage Loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.

The Swap Contract

Countrywide Home Loans has entered into an interest rate swap transaction with Barclays Bank PLC (the “Swap Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Swap Counterparty. On the closing date, pursuant to a “Swap Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the transaction to The Bank of New York, as swap contract administrator (in such capacity, the “Swap Contract Administrator”), and the Swap Counterparty and the Swap Contract Administrator will enter into a new confirmation to evidence the interest rate swap transaction (the “Swap Contract”). Pursuant to the Swap Contract, the terms of a 1992 ISDA Master Agreement (Multicurrency - Cross Border), Schedule and Credit Support Annex were incorporated into the Swap Contract, as if the ISDA Master Agreement, Schedule and Credit Support Annex had been executed by Swap Contract Administrator and the Swap Counterparty on the date that the Swap Contract was executed. The Swap Contract is subject to certain ISDA definitions. Countrywide Home Loans, the Swap Contract Administrator and the trustee (acting as trustee of the swap trust) will enter into a swap contract administration agreement (the “Swap Contract Administration Agreement”) pursuant to which the Swap Contract Administrator will allocate any payments received under the Swap Contract between the trustee (acting as trustee of the swap trust) and Countrywide Home Loans as described below and pursuant to which the Swap Contract Administrator will remit to the Swap Counterparty any funds received from the trustee (acting as trustee of the swap trust) for payment to the Swap Counterparty.

With respect to any Distribution Date on or prior to the Swap Contract Termination Date, the amount payable by the Swap Contract Administrator to the Swap Counterparty under the Swap Contract will equal the product of:

(i) a fixed rate of 5.12% per annum,

(ii) the Swap Contract Notional Balance for the Distribution Date, and

(iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360.

With respect to any Distribution Date on or prior to the Swap Contract Termination Date, the amount payable by the Swap Counterparty to the Swap Contract Administrator under the Swap Contract will equal the product of:

(i) One-Month LIBOR (as determined by the Swap Counterparty),

(ii) the Swap Contract Notional Balance for the Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

With respect to any Distribution Date, the Swap Contract Administrator or the Swap Counterparty, as the case may be, will only be required to make a “Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described in the two preceding paragraphs over the payment that it is entitled to receive from that other party as described in the two preceding paragraphs. Any Net Swap Payment owed by the Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding such Distribution Date, while any Net Swap Payment owed to the Swap Counterparty with respect to any Distribution Date will be payable on such Distribution Date.

If a Net Swap Payment or a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is payable to the Swap Counterparty with respect to any Distribution Date, the trustee will deduct from Available Funds the amount of such Net Swap Payment or Swap Termination Payment as described under the first bullet under “— Priority of Distributions Among Certificates” above and deposit the amount of such Net Swap Payment or Swap Termination Payment in the Swap Account maintained on behalf of the swap trust.

In the event that a Swap Termination Payment due to a Swap Counterparty Trigger Event is payable to the Swap Counterparty with respect to any Distribution Date, the trustee will deduct from Available Funds the amount of such Swap Termination Payment as described under the sixth bullet under “— Priority of Distributions Among Certificates” above and remit such amount to the Swap Account maintained on behalf of the swap trust.

In the event that a Net Swap Payment is payable from the Swap Counterparty with respect to any Distribution Date, the Swap Contract Administrator will remit to the trustee on behalf of the swap trust and for deposit into the Swap Account an amount equal to the Net Swap Payment.

If the Swap Contract is terminated, Countrywide Home Loans will be required to assist the Swap Contract Administrator in procuring a replacement swap contract with terms approximating those of the original Swap Contract. In the event that a Swap Termination Payment was payable by the Swap Counterparty in connection with the termination of the original Swap Contract, that Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of that Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of Certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Contract Administrator in connection with entering into the replacement swap contract, if that upfront amount is received prior to the Distribution Date on which the Swap Termination Payment is due to the Swap Counterparty under the original Swap Contract, a portion of that upfront amount equal to the lesser of (x) that upfront amount and (y) the amount of the Swap Termination Payment due to the Swap Counterparty under the original Swap Contract (the “Adjusted Replacement Upfront Amount”) will be included in the Available Funds on that Distribution Date and any upfront amount paid by the replacement swap counterparty in excess of the Adjusted Replacement Upfront Amount will be distributed to Countrywide Home Loans, Inc. If that upfront amount is received after the Distribution Date on which the Swap Termination Payment was due to the Swap Counterparty under the original Swap Contract, or in the event that the Swap Contract is terminated and no replacement swap contract can be procured on terms approximating those of the original Swap Contract and a Swap Termination Payment was payable by the Swap Counterparty, that upfront amount or Swap Termination Payment payable by the Swap Counterparty, as the case may be, will be retained by the Swap Contract Administrator and remitted to the trustee on behalf of the swap trust on subsequent Distribution Dates up to and including the Swap Contract Termination Date to cover Carryover Shortfall Amounts with respect to the LIBOR Certificates. Following the Swap Contract Termination Date, any remainder of an upfront amount paid by a replacement swap counterparty, or of a Swap Termination Payment paid by a Swap Counterparty, will be distributed to Countrywide Home Loans and will not be available to make distributions in respect of any class of Certificates.

Following the distributions from the Carryover Shortfall Reserve Fund described under “— Carryover Shortfall Reserve Fund”, the trustee, acting on behalf of the swap trust, shall distribute all amounts on deposit in the Swap Account in the following order:

(1) to the Swap Contract Administrator for payment to the Swap Counterparty, any Net Swap Payment payable to the Swap Counterparty with respect to such Distribution Date;

(2) to the Swap Contract Administrator for payment to the Swap Counterparty, any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty with respect to such Distribution Date;

(3) concurrently, to the classes of LIBOR Certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date,

(4) concurrently, to the classes of LIBOR Certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above,

(5) to the Swap Contract Administrator for payment to the Swap Counterparty, only to the extent necessary to cover any Swap Termination Payment due to a Swap Counterparty Trigger Event payable to the Swap Counterparty with respect to such Distribution Date, and

(6) to the Class X-P Certificates, any remaining amounts.

The “Swap Contract Notional Balance” for each Distribution Date is as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Swap Contract is scheduled to remain in effect and is referred to as the “Swap Contract Termination Date” for the Swap Contract.

Month of Distribution Date	Swap Contract Notional Balance ($)
June 2007	487,554,500.00
July 2007	470,362,400.00
August 2007	453,776,500.00
September 2007	437,775,500.00
October 2007	422,338,700.00
November 2007	407,446,300.00
December 2007	393,079,000.00
January 2008	379,218,300.00
February 2008	365,846,400.00
March 2008	352,946,000.00
April 2008	340,500,500.00
May 2008	328,493,800.00
June 2008	316,910,500.00
July 2008	305,735,600.00
August 2008	294,954,800.00
September 2008	284,554,100.00
October 2008	274,520,200.00
November 2008	264,840,100.00
December 2008	255,501,300.00
January 2009	246,491,800.00
February 2009	237,800,000.00
March 2009	229,414,700.00
April 2009	221,325,100.00
May 2009	213,520,800.00
June 2009	205,991,700.00
July 2009	198,728,000.00
August 2009	191,720,500.00
September 2009	184,960,100.00
October 2009	178,438,100.00
November 2009	172,146,000.00
December 2009	166,075,800.00
January 2010	160,219,700.00
February 2010	154,570,100.00
March 2010	149,119,700.00
April 2010	143,861,500.00
May 2010	138,788,700.00
June 2010	133,894,800.00
July 2010	129,173,400.00
August 2010	124,618,500.00
September 2010	120,224,200.00
October 2010	115,984,900.00
November 2010	111,895,100.00
December 2010	107,949,500.00
January 2011	104,143,000.00
February 2011	100,470,700.00
March 2011	96,927,900.00
April 2011	93,510,000.00
May 2011	90,212,700.00
June 2011	87,031,600.00
July 2011	83,962,700.00
August 2011	81,002,000.00
September 2011	78,145,700.00
October 2011	75,390,100.00
November 2011	72,731,700.00
December 2011	70,167,000.00
January 2012	67,692,800.00
February 2012	65,305,800.00
March 2012	63,003,000.00
April 2012	60,781,400.00
May 2012	58,638,100.00
June 2012	56,570,400.00
July 2012 and thereafter	0.00

A “Swap Termination Payment” is a termination payment required to be made by either the Swap Contract Administrator or the Swap Counterparty pursuant to the Swap Contract as a result of an early termination of the Swap Contract, as calculated pursuant to the early termination payment provisions of the Swap Contract.

The Swap Contract will be subject to early termination by the Swap Contract Administrator if at any time an “event of default” under the Swap Contract occurs and is continuing with respect to the Swap Counterparty (or any related guarantor, if applicable), in each case in accordance with the provisions of the Swap Contract. Events of default with respect to the Swap Counterparty (or any related guarantor, if applicable) include the following:

1. a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

2. a failure to comply with or perform any non-payment agreement or obligation to be complied with or performed in accordance with the Swap Contract, if such failure is not remedied on or before the thirtieth day after notice of such failure is received,

3. if the credit rating of the Swap Counterparty’s unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below the Required Ratings Threshold for 30 or more business days, a failure to post any collateral required if such failure is not remedied on or before the third business day after notice of such failure is received and certain other events involving the termination or repudiation of the Credit Support Annex prior to the satisfaction of all obligations under the Swap Contract,

4. a breach of certain representations of the Swap Counterparty in the Swap Contract,

5. (i) the occurrence or existence of a default, event of default or other similar condition or event in respect of the Swap Counterparty under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less than 3% of the shareholders’ equity of the Swap Counterparty which has resulted in the acceleration or potential acceleration of such indebtedness or (ii) a default by the Swap Counterparty under such agreement or instrument in making one or more payments on the due date thereof in an aggregate amount of not less than 3% of the shareholders’ equity of the Swap Counterparty (after giving effect to any applicable notice requirement or grace period),

6. certain insolvency or bankruptcy events, and

7. a merger by the Swap Counterparty without an assumption of its obligations under the Swap Contract.

The Swap Contract will be subject to early termination by the Swap Counterparty if at any time an “event of default” under the Swap Contract occurs and is continuing with respect to the Swap Contract Administrator, in each case in accordance with the provisions of the Swap Contract. Events of default with respect to the Swap Contract Administrator include the following:

1. a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

2. if the Swap Counterparty is required to post collateral under the Swap Contract because the credit rating on its unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below the Approved Ratings Threshold or the Required Ratings Threshold, a failure by the Swap Contract Administrator to return any collateral required to be returned under the Credit Support Annex if such failure is not remedied on or before the second business day after notice of such failure is received, and

3. certain insolvency or bankruptcy events.

The Swap Contract will also be subject to early termination by either the Swap Counterparty or the Swap Contract Administrator (or, in some cases, by both parties) if at any time a “termination event” under the Swap Contract occurs and is continuing with respect to either party or both parties, in each case in accordance with the provisions of the Swap Contract. Termination events include the following:

1. illegality (which generally relates to changes in law causing it to become unlawful for either party (or any related guarantor, in the case of the Swap Counterparty) to perform its obligations under the Swap Contract or guaranty, as applicable),

2. a tax event (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax), and

3. a tax event upon merger (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).

Finally, the Swap Contract will also be subject to early termination by the party indicated below if at any time an “additional termination event” under the Swap Contract occurs and is continuing with respect to the other party, in each case in accordance with the provisions of the Swap Contract:

1. by either the Swap Counterparty or the Swap Contract Administrator, in the event of an amendment to the Pooling and Servicing Agreement that could reasonably be expected to have a material adverse effect on the Swap Counterparty without the prior written consent of the Swap Counterparty where such consent is required under the Pooling and Servicing Agreement,

2. by the Swap Contract Administrator, in the event that the credit rating of the Swap Counterparty’s (or any related guarantor’s) unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below an initial threshold level established by the Rating Agencies (the “Approved Ratings Threshold”) and the Swap Counterparty fails to post the required amount of collateral, or otherwise fails to comply with or perform any other obligation, under the Credit Support Annex,

3. by the Swap Contract Administrator, in the event that the credit rating of the Swap Counterparty’s (or any related guarantor’s) unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below a second, lower threshold level established by the Rating Agencies (the “Required Ratings Threshold”) for 30 or more business days and at least one eligible replacement counterparty has made an offer to be the transferee of all of the Swap Counterparty’s rights and obligations under the Swap Contract, and

4. by the Swap Contract Administrator, in the event of a failure by the Swap Counterparty to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of Regulation AB with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Swap Contract, and the Swap Counterparty fails to transfer the Swap Contract at its sole cost and expense, in whole, but not in part, to a replacement counterparty that (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating thresholds set forth in the Swap Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld) and any Rating Agency, if applicable.

A “Swap Counterparty Trigger Event” means an event of default under the Swap Contract with respect to which the Swap Counterparty is the sole defaulting party or a termination event under the Swap Contract (other than illegality or a tax event) with respect to which the Swap Counterparty is the sole affected party.

Barclays Bank PLC is a public limited company registered in England and Wales under number 1026167. The liability of the members of Barclays Bank PLC is limited. It has its registered head office at 1 Churchill Place, London, E14 5HP. Barclays Bank PLC was incorporated on 7 August 1925 under the Colonial Bank Act 1925 and on 4 October 1971 was registered as a company limited by shares under the Companies Act 1948 to 1967. Pursuant to The Barclays Bank Act 1984, on 1 January 1985, Barclays Bank was re-registered as a public limited company and its name was changed from “Barclays Bank International Limited” to “Barclays Bank PLC”.

Barclays Bank PLC and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalisation.

The short term unsecured obligations of Barclays Bank PLC are rated A-1+ by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch Ratings Limited and the long-term obligations of Barclays Bank PLC are rated AA by Standard & Poor’s, Aa1 by Moody’s and AA+ by Fitch Ratings Limited.

Based on the Group’s audited financial information for the year ended 31 December 2006, the Group had total assets of £996,503 million (2005: £924,170 million), total net loans and advances1  of £313,226 million (2005: £300,001 million), total deposits2  of £336,316 million (2005: £313,811 million), and total shareholders’ equity of £27,106 million (2005: £24,243 million) (including minority interests of £1,685 million (2005: £1,578 million)). The profit before tax of the Group for the year ended 31 December 2006 was £7,197 million (2005: £5,311 million) after impairment charges on loans and advances and other credit provisions of £2,154 million (2005: £1,571 million). The financial information in this paragraph is extracted from the audited Annual Report of the Group for the year ended 31 December 2006.

The significance percentage for the Swap Contract is less than 10%. The “significance percentage” for the Swap Contract is the percentage that the significance estimate of the Swap Contract represents of the aggregate Class Certificate Balance of the LIBOR Certificates. The “significance estimate” of the Swap Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Swap Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Swap Counterparty or the Swap Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under the Swap Contract or the Swap Contract Administration Agreement and will not have any right to proceed directly against the Swap Counterparty in respect of its obligations under the Swap Contract or against the Swap Contract Administrator in respect of its obligations under the Swap Contract Administration Agreement.

In addition, no amendment to the pooling and servicing agreement may adversely affect in any material respect the Swap Counterparty without at least ten business days’ prior notice to the Swap Counterparty and without the prior written consent of the Swap Counterparty, which consent may not be unreasonably withheld.

The Swap Contract, the Swap Contract Assignment Agreement and the Swap Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the closing date.

______________
1 Total net loans and advances include balances relating to both bank and customer accounts.
2 Total deposits include deposits from bank and customer accounts.

Annex A

The Mortgage Pool

Loan Programs

Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
5/25 Mortgage Loan	714	$241,279,842	47.51%	337,927	7.160	357	719	75.46	80.47
7/23 Mortgage Loan	30	8,153,782	1.61	271,793	6.593	358	708	72.50	72.50
5/1 Mortgage Loan	564	258,375,292	50.88	458,112	7.071	362	715	73.38	77.08
Total	1,308	$507,808,916	100.00%

Current Principal Balances(1)

Range of Current Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50,000.00	2	$90,349	0.02%	45,174	7.001	358	703	48.73	48.73
50,000.01-100,000.00	31	2,494,398	0.49	80,464	7.209	357	731	69.78	72.36
100,000.01-150,000.00	105	13,594,111	2.68	129,468	7.020	359	718	76.86	78.60
150,000.01-200,000.00	148	25,912,575	5.10	175,085	7.151	358	718	74.25	77.30
200,000.01-250,000.00	170	38,024,194	7.49	223,672	7.112	361	719	76.76	79.77
250,000.01-300,000.00	130	35,789,842	7.05	275,306	7.073	360	713	73.72	77.07
300,000.01-350,000.00	128	41,570,046	8.19	324,766	7.040	358	715	76.17	79.54
350,000.01-400,000.00	115	43,067,535	8.48	374,500	7.139	358	710	74.77	78.75
400,000.01-450,000.00	75	31,916,601	6.29	425,555	7.017	359	707	74.87	81.11
450,000.01-500,000.00	84	40,032,122	7.88	476,573	7.202	359	723	75.79	82.21
500,000.01-550,000.00	71	37,173,255	7.32	523,567	7.144	361	726	76.00	80.96
550,000.01-600,000.00	46	26,429,166	5.20	574,547	7.084	357	710	78.46	83.13
600,000.01-650,000.00	42	26,008,180	5.12	619,242	7.071	360	723	76.05	79.52
650,000.01-700,000.00	40	26,615,563	5.24	665,389	6.986	363	725	74.97	80.04
700,000.01-750,000.00	19	13,696,930	2.70	720,891	7.319	357	722	73.04	78.53
750,000.01-1,000,000.00	66	56,394,724	11.11	854,466	7.143	360	707	73.13	77.35
1,000,000.01-1,500,000.00	25	29,164,202	5.74	1,166,568	6.955	367	722	66.04	68.44
1,500,000.01-2,000,000.00	9	15,308,040	3.01	1,700,893	7.275	357	730	67.56	74.45
Greater than 2,000,000.00	2	4,527,083	0.89	2,263,542	7.320	358	755	63.56	70.38
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the average current principal balance of the Mortgage Loans was approximately $388,233.

Original Principal Balances

Range of Original Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50,000.00	1	$45,307	0.01%	45,307	7.375	357	669	17.65	17.65
50,000.01-100,000.00	34	2,796,549	0.55	82,251	7.249	357	734	70.20	72.50
100,000.01-150,000.00	109	14,350,364	2.83	131,655	6.995	359	718	76.29	77.94
150,000.01-200,000.00	157	27,914,195	5.50	177,797	7.161	358	718	74.05	77.24
200,000.01-250,000.00	164	37,267,816	7.34	227,243	7.101	361	717	76.69	79.49
250,000.01-300,000.00	130	36,244,854	7.14	278,807	7.093	359	713	73.76	77.07
300,000.01-350,000.00	124	40,619,120	8.00	327,574	7.027	358	716	76.70	80.32
350,000.01-400,000.00	116	43,720,864	8.61	376,904	7.157	358	706	74.48	78.79
400,000.01-450,000.00	76	32,668,452	6.43	429,848	6.961	359	714	74.57	80.06
450,000.01-500,000.00	84	40,381,987	7.95	480,738	7.230	359	721	76.73	83.33
500,000.01-550,000.00	67	35,311,021	6.95	527,030	7.153	361	723	75.77	80.75
550,000.01-600,000.00	54	31,406,104	6.18	581,595	7.089	357	714	78.55	82.70
600,000.01-650,000.00	53	33,754,359	6.65	636,875	6.987	364	723	75.03	79.86
650,000.01-700,000.00	20	13,643,206	2.69	682,160	7.036	357	730	73.55	77.22
700,000.01-750,000.00	22	16,059,484	3.16	729,977	7.364	357	718	74.27	80.33
750,000.01-1,000,000.00	66	57,662,556	11.36	873,675	7.135	359	705	72.12	76.68
1,000,000.01-1,500,000.00	23	28,660,237	5.64	1,246,097	6.954	367	723	67.55	69.82
1,500,000.01-2,000,000.00	7	12,780,360	2.52	1,825,766	7.310	358	746	66.20	73.57
Greater than 2,000,000.00	1	2,522,083	0.50	2,522,083	7.375	357	746	59.64	59.64
Total	1,308	$507,808,916	100.00%

State Distribution of Mortgaged Properties(1)

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Alabama	5	$1,327,450	0.26%	265,490	7.209	405	731	81.15	81.15
Arizona	64	17,320,845	3.41	270,638	7.175	359	724	73.36	77.33
Arkansas	1	127,605	0.03	127,605	7.000	357	757	80.00	80.00
California	553	271,278,096	53.42	490,557	7.099	360	719	73.34	78.45
Colorado	10	3,279,579	0.65	327,958	6.822	357	729	78.77	84.64
Connecticut	13	4,905,234	0.97	377,326	7.321	357	705	76.12	78.14
Delaware	4	1,308,733	0.26	327,183	6.562	358	745	59.10	59.10
District of Columbia	7	2,153,395	0.42	307,628	6.882	357	716	72.30	75.23
Florida	110	35,663,641	7.02	324,215	7.207	360	716	75.78	80.40
Georgia	18	6,246,222	1.23	347,012	6.992	357	708	73.01	73.37
Hawaii	11	7,979,891	1.57	725,445	6.947	358	709	74.37	76.96
Idaho	7	1,935,082	0.38	276,440	6.853	370	698	80.52	84.39
Illinois	25	7,153,958	1.41	286,158	7.190	357	708	76.77	81.32
Indiana	1	147,306	0.03	147,306	6.375	355	731	70.64	70.64
Iowa	1	402,006	0.08	402,006	6.625	358	680	86.96	86.96
Kansas	1	335,391	0.07	335,391	6.500	358	663	80.00	95.00
Kentucky	2	317,513	0.06	158,757	7.371	357	681	72.21	86.62
Louisiana	6	2,296,658	0.45	382,776	7.530	423	721	78.95	79.97
Maine	3	476,132	0.09	158,711	6.796	356	739	78.86	78.86
Maryland	21	8,239,073	1.62	392,337	7.186	357	712	75.97	78.55
Massachusetts	25	9,741,450	1.92	389,658	7.065	357	689	72.41	75.66
Michigan	37	8,132,205	1.60	219,789	6.979	357	726	76.38	78.94
Minnesota	22	5,482,412	1.08	249,201	7.509	360	714	76.51	81.18
Mississippi	5	1,588,599	0.31	317,720	7.031	358	743	82.37	82.37
Missouri	6	1,852,712	0.36	308,785	7.799	357	696	73.45	81.29
Montana	1	135,904	0.03	135,904	7.250	357	622	75.00	75.00
Nebraska	2	207,435	0.04	103,718	6.762	357	763	71.59	71.59
Nevada	32	10,231,575	2.01	319,737	7.242	360	728	76.65	81.75
New Jersey	40	12,293,017	2.42	307,325	7.024	357	708	76.15	77.62
New Mexico	10	2,407,098	0.47	240,710	7.260	357	726	79.49	82.65
New York	25	11,580,651	2.28	463,226	6.989	357	707	68.81	69.91
North Carolina	23	5,738,763	1.13	249,511	6.949	357	702	73.87	77.13
Ohio	6	938,118	0.18	156,353	6.708	355	740	87.80	87.80
Oklahoma	2	445,293	0.09	222,646	6.781	356	692	81.87	81.87
Oregon	25	7,503,088	1.48	300,124	7.022	357	724	77.06	81.55
Pennsylvania	11	2,098,944	0.41	190,813	6.876	357	718	76.43	76.43
Rhode Island	5	1,205,538	0.24	241,108	6.899	357	769	75.40	75.40
South Carolina	8	4,217,811	0.83	527,226	7.431	358	694	70.36	77.91
Tennessee	10	2,098,861	0.41	209,886	6.682	358	719	83.25	83.61
Texas	16	3,496,082	0.69	218,505	6.507	358	703	81.17	81.60
Utah	11	2,869,865	0.57	260,897	7.166	357	682	81.37	83.47
Virginia	38	13,393,380	2.64	352,457	7.125	357	719	77.53	78.99
Washington	65	23,121,078	4.55	355,709	7.209	357	715	76.33	81.22
West Virginia	6	905,463	0.18	150,911	6.654	356	721	76.49	76.49
Wisconsin	11	2,681,686	0.53	243,790	7.119	357	743	70.36	71.80
Wyoming	3	548,077	0.11	182,692	6.249	356	672	81.36	81.36
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, no more than approximately 0.80% of the Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50.00	54	$16,796,033	3.31%	311,038	6.907	359	725	41.58	41.70
50.01-55.00	27	10,404,254	2.05	385,343	6.765	360	739	53.07	53.55
55.01-60.00	46	22,570,365	4.44	490,660	6.788	357	741	58.18	58.81
60.01-65.00	54	22,331,287	4.40	413,542	6.878	357	707	63.45	65.17
65.01-70.00	116	56,781,895	11.18	489,499	7.069	363	715	68.58	73.08
70.01-75.00	233	101,622,697	20.01	436,149	7.159	358	711	74.05	78.18
75.01-80.00	654	246,570,006	48.56	377,018	7.183	360	718	79.62	85.42
80.01-85.00	26	5,944,712	1.17	228,643	6.758	357	712	83.79	83.79
85.01-90.00	74	19,380,173	3.82	261,894	7.114	357	708	88.90	88.90
90.01-95.00	24	5,407,495	1.06	225,312	6.854	357	721	93.70	93.70
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 74.36%.
(2) Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination.

Combined Loan-to-Value Ratios(1)

Range of Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50.00	54	$16,796,033	3.31%	311,038	6.907	359	725	41.58	41.70
50.01-55.00	26	10,078,889	1.98	387,650	6.761	361	739	53.02	53.02
55.01-60.00	44	20,369,071	4.01	462,933	6.819	357	743	58.09	58.09
60.01-65.00	50	20,333,612	4.00	406,672	6.816	357	706	63.30	63.53
65.01-70.00	94	42,269,503	8.32	449,676	6.954	364	716	67.94	68.36
70.01-75.00	183	71,347,469	14.05	389,877	7.090	358	711	73.72	73.87
75.01-80.00	336	127,611,971	25.13	379,798	7.105	361	719	78.78	79.40
80.01-85.00	63	26,874,006	5.29	426,572	7.092	360	720	77.27	83.88
85.01-90.00	364	141,889,299	27.94	389,806	7.184	359	711	79.68	89.56
90.01-95.00	37	10,845,096	2.14	293,111	7.193	357	720	86.81	94.22
95.01-100.00	57	19,393,969	3.82	340,245	7.857	356	725	79.76	99.92
Total	1,308	$507,808,916	100.00%
____________
(1) The Combined Loan-to-Value Ratios presented in the foregoing table reflect only certain junior lien Mortgage Loans secured by the related mortgaged properties. See the definition of “Combined Loan-to-Value Ratio” under the heading “Mortgage Pool” in the prospectus supplement.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
4.501-5.000	1	$651,415	0.13%	651,415	4.750	357	732	80.00	90.00
5.001-5.500	8	2,669,411	0.53	333,676	5.412	357	726	76.97	78.29
5.501-6.000	47	16,498,468	3.25	351,031	5.889	359	720	67.05	69.33
6.001-6.500	169	67,076,419	13.21	396,902	6.389	362	726	71.17	73.51
6.501-7.000	435	165,974,103	32.68	381,550	6.842	359	720	74.91	77.55
7.001-7.500	374	150,957,796	29.73	403,630	7.340	359	717	74.24	79.53
7.501-8.000	211	81,406,545	16.03	385,813	7.783	360	709	76.55	83.30
8.001-8.500	56	20,371,604	4.01	363,779	8.267	359	692	76.86	83.95
8.501-9.000	6	1,907,551	0.38	317,925	8.762	357	720	84.11	95.88
9.001-9.500	1	295,604	0.06	295,604	9.375	355	665	80.00	100.00
Total	1,308	$507,808,916	100.00%
____________
(1) The current Mortgage Rates listed in the preceding table include lender paid mortgage insurance premiums. As of the cut-off date, the weighted average current Mortgage Rate of the Mortgage Loans was approximately 7.106% per annum. As of the cut-off date, the weighted average current Mortgage Rate of the Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 7.100% per annum.

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Single Family Residence	829	$314,963,917	62.02%	379,932	7.089	360	714	74.09	78.31
Planned Unit Development	255	108,422,042	21.35	425,184	7.026	358	721	75.66	79.86
2-4 Family Residence	98	44,989,187	8.86	459,073	7.356	359	725	71.77	76.33
Condominium	107	30,854,046	6.08	288,356	7.198	357	720	76.55	81.37
High-rise Condominium	15	7,386,613	1.45	492,441	7.155	357	730	73.30	76.83
Town House	4	1,193,112	0.23	298,278	6.688	356	716	73.25	73.25
Total	1,308	$507,808,916	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	676	$260,970,946	51.39%	386,052	7.087	360	713	72.56	74.79
Refinance (rate-term)	353	144,342,457	28.42	408,902	7.081	359	716	74.42	79.27
Purchase	279	102,495,513	20.18	367,367	7.187	360	728	78.84	87.46
Total	1,308	$507,808,916	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Primary Residence	955	$394,307,058	77.65%	412,887	7.058	360	714	74.40	78.97
Investment Property	303	90,705,104	17.86	299,357	7.298	359	728	74.26	77.60
Secondary Residence	50	22,796,754	4.49	455,935	7.171	361	729	73.92	76.54
Total	1,308	$507,808,916	100.00%
____________
(1) Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
478	7	$2,860,578	0.56%	408,654	7.338	478	703	78.38	78.38
477	16	7,421,782	1.46	463,861	6.975	477	711	74.11	77.47
360	1	161,625	0.03	161,625	7.875	360	715	75.00	90.00
359	66	26,498,242	5.22	401,489	7.339	359	723	73.81	80.64
358	455	171,822,441	33.84	377,632	6.967	358	718	74.89	78.09
357	558	237,319,121	46.73	425,303	7.174	357	716	73.99	78.66
356	38	13,038,913	2.57	343,129	7.419	356	716	75.80	84.14
355	156	45,676,211	8.99	292,796	7.021	355	719	73.58	76.98
354	10	2,646,282	0.52	264,628	7.617	354	695	79.95	90.23
353	1	363,720	0.07	363,720	7.500	353	743	78.26	97.83
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans was approximately 360 months.

Documentation Programs

Documentation Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Reduced	1,014	$422,143,498	83.13%	416,315	7.136	360	716	74.32	78.92
Full/Alternative	200	51,026,963	10.05	255,135	6.781	357	723	76.21	77.84
Stated Income/Stated Asset	45	16,434,006	3.24	365,200	7.066	363	703	68.51	70.00
No Ratio	43	16,129,373	3.18	375,102	7.364	358	723	75.52	82.51
No Income/No Asset	6	2,075,075	0.41	345,846	7.216	359	735	72.60	73.68
Total	1,308	$507,808,916	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
621-640	44	$16,044,031	3.16%	364,637	7.212	369	632	74.53	76.67
641-660	69	23,329,693	4.59	338,111	7.250	357	651	74.69	77.52
661-680	184	75,344,564	14.84	409,481	7.245	359	672	75.65	79.97
681-700	205	80,930,181	15.94	394,781	7.090	359	691	74.30	79.30
701-720	201	73,627,923	14.50	366,308	7.168	361	710	75.32	80.66
721-740	201	78,505,039	15.46	390,572	7.039	361	729	73.88	78.58
741-760	176	72,191,311	14.22	410,178	7.091	360	750	74.42	78.45
761-780	123	49,161,860	9.68	399,690	6.987	360	770	74.36	78.41
781-800	79	29,988,920	5.91	379,607	6.950	357	789	71.35	72.96
801-820	26	8,685,395	1.71	334,054	6.862	357	806	68.33	72.27
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average FICO credit score of the borrowers related to the Mortgage Loans was approximately 717.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0	653	$236,033,776	46.48%	361,461	7.010	359	716	73.94	76.85
6	3	1,216,059	0.24	405,353	7.741	356	719	80.00	93.90
7	1	189,473	0.04	189,473	8.250	359	745	70.00	80.00
12	313	140,226,075	27.61	448,007	7.105	360	720	74.64	79.85
24	77	32,864,984	6.47	426,818	7.102	362	724	74.21	77.46
30	1	170,129	0.03	170,129	8.125	355	708	80.00	100.00
36	260	97,108,422	19.12	373,494	7.329	360	714	74.95	81.31
Total	1,308	$507,808,916	100.00%

Months to Next Mortgage Rate Adjustment Date(1)

Months to Next Mortgage Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
53	1	$363,720	0.07%	363,720	7.500	353	743	78.26	97.83
54	10	2,646,282	0.52	264,628	7.617	354	695	79.95	90.23
55	156	45,676,211	8.99	292,796	7.021	355	719	73.58	76.98
56	38	13,038,913	2.57	343,129	7.419	356	716	75.80	84.14
57	574	244,740,903	48.20	426,378	7.168	361	716	73.99	78.63
58	432	166,529,238	32.79	385,484	6.991	360	718	75.07	78.36
59	66	26,498,242	5.22	401,489	7.339	359	723	73.81	80.64
60	1	161,625	0.03	161,625	7.875	360	715	75.00	90.00
82	30	8,153,782	1.61	271,793	6.593	358	708	72.50	72.50
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average months to the next Mortgage Rate Adjustment Date of the Mortgage Loans was approximately 58 months.

Gross Margins(1)

Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
2.001-3.000	1,296	$503,878,477	99.23%	388,795	7.099	360	717	74.24	78.52
3.001-4.000	12	3,930,440	0.77	327,537	8.014	357	709	89.03	91.77
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average Gross Margin of the Mortgage Loans was approximately 2.373%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
9.001-10.000	1	$651,415	0.13%	651,415	4.750	357	732	80.00	90.00
10.001-11.000	55	19,167,879	3.77	348,507	5.822	359	721	68.43	70.58
11.001-12.000	604	233,050,523	45.89	385,845	6.712	360	722	73.83	76.39
12.001-13.000	585	232,364,340	45.76	397,204	7.495	359	714	75.05	80.85
13.001-14.000	62	22,279,155	4.39	359,341	8.310	359	694	77.48	84.97
14.001-15.000	1	295,604	0.06	295,604	9.375	355	665	80.00	100.00
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average Maximum Mortgage Rate of the Mortgage Loans was approximately 12.105% per annum.

Fixed Rate Period

Fixed Rate Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
60	1,278	$499,655,134	98.39%	390,966	7.114	360	717	74.39	78.72
84	30	8,153,782	1.61	271,793	6.593	358	708	72.50	72.50
Total	1,308	$507,808,916	100.00%

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
2.001-3.000	1,294	$503,257,287	99.10%	388,916	7.098	360	717	74.24	78.49
3.001-4.000	12	3,930,440	0.77	327,537	8.014	357	709	89.03	91.77
7.001-8.000	1	297,956	0.06	297,956	7.500	355	736	80.00	100.00
8.001-9.000	1	323,233	0.06	323,233	8.250	356	727	80.00	100.00
Total	1,308	$507,808,916	100.00%
____________
(1) As of the cut-off date, the weighted average Minimum Mortgage Rate of the Mortgage Loans was approximately 2.380% per annum.

Initial Periodic Rate Cap

Initial Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
5.000	1,308	$507,808,916	100.00%	388,233	7.106	360	717	74.36	78.62
Total	1,308	$507,808,916	100.00%

Subsequent Periodic Rate Cap

Subsequent Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1.000	744	$249,834,978	49.20%	335,800	7.143	357	719	75.39	80.25
2.000	564	257,973,938	50.80	457,401	7.070	362	715	73.36	77.04
Total	1,308	$507,808,916	100.00%

Maximum Negative Amortization Limit

Maximum Negative Amortization Limit (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
110.00	184	$68,786,815	13.55%	373,841	7.284	357	717	76.95	84.84
115.00	1,124	439,022,102	86.45	390,589	7.078	360	717	73.95	77.64
Total	1,308	$507,808,916	100.00%

Recast Period(1)

Recast Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Aggregate Principal Balance Outstanding	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
60	714	$241,279,842	47.51%	337,927	7.160	357	719	75.46	80.47
84	30	8,153,782	1.61	271,793	6.593	358	708	72.50	72.50
120	564	258,375,292	50.88	458,112	7.071	362	715	73.38	77.08
Total	1,308	$507,808,916	100.00%
____________
(1) At the end of the Recast Period, the amount of the monthly minimum payment adjusts to an amount equal to the monthly interest-only payment calculated at the then-current Mortgage Rate on the unpaid principal balance of the Mortgage Loan; provided, however that on the ten-year anniversary of the first Due Date for the Mortgage Loan (or at the end of the Recast Period in the case of those Mortgage Loans that have a Recast Period of 120 months), the monthly minimum payment adjusts so that it is sufficient to pay monthly accrued interest at the then-current Mortgage Rate and to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.

Annex B

Prepayment Charge Schedule

The table below indicates the type of prepayment charge applicable to the Mortgage Loans, the number of years after origination during which each type of prepayment charge applies and the number and aggregate Stated Principal Balance of the Mortgage Loans with each type of prepayment charge.

Prepayment Charge Type	Number of Mortgage Loans	Aggregate Stated Principal Balance	% of Aggregate Stated Principal Balance
1% of the prepaid principal balance
30 Months	1	$ 170,129	0.03%
1 year	2	$ 835,278	0.16%
2 years	4	$ 1,244,350	0.25%
3 years	6	$ 1,951,735	0.38%
2 months interest on 66% of the prepaid principal balance
1 year	3	$ 678,934	0.13%
2 years	1	$ 328,102	0.06%
3 years	5	$ 1,623,922	0.32%
2% of the prepaid principal balance
3 years	5	$ 1,408,082	0.28%
3 months interest on 100% of the prepaid principal balance
1 year	11	$ 5,416,881	1.07%
3 years	1	$ 225,891	0.04%
6 months interest on 80% of the prepaid principal balance
6 months	3	$ 1,216,059	0.24%
7 months	1	$ 189,473	0.04%
1 year	297	$ 133,294,982	26.25%
2 years	72	$ 31,292,531	6.16%
3 years	243	$ 91,898,793	18.10%
No Prepayment Charge	653	$ 236,033,776	46.48%
Total	1,308	$ 507,808,916	100.00%

B-1